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                                                                    EXHIBIT 2.2




                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of February 11, 2000 (this "Agreement"), by and among World Access, Inc., a Delaware corporation ("WAXS"), CTI Merger Co., a Delaware corporation and wholly-owned subsidiary of WAXS ("Merger Sub"), and Communication TeleSystems International d/b/a WORLDxCHANGE Communications, a California corporation ("CTI").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of CTI and WAXS deem it advisable and in the best interests of each corporation and its respective stockholders that CTI and WAXS engage in a business combination in order to advance the long-term strategic business interests of CTI and WAXS;

         WHEREAS, the combination of CTI and WAXS shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

         WHEREAS, in furtherance thereof, the respective Boards of Directors of CTI, Merger Sub and WAXS have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $.01 per share, of CTI ("CTI Common Stock"), each share of preferred stock, Series A, no par value per share, of CTI (the "CTI Series A Preferred Stock") and each share of preferred stock, Series B, no par value per share, of CTI (the "CTI Series B Preferred Stock") (the CTI Series A Preferred Stock and the CTI Series B Preferred Stock are collectively referred to herein as the "CTI Preferred Stock" and the CTI Preferred Stock and the CTI Common Stock are collectively referred to herein as the "CTI Capital Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) will be converted into the right to receive the consideration set forth in
Section 1.7;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

         WHEREAS, simultaneously with the execution and delivery of this Agreement, WAXS is entering into an agreement with each of Roger Abbott and Rosalind Abbott, Atocha, L.P., Gold & Appel Transfer S.A. and Edward Soren (the "Principal Stockholders") pursuant to which each Principal Stockholder will agree to, among other things, vote in favor of the Merger and certain restrictions on the transfer of the consideration received in the Merger.


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         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL"), CTI shall be merged with and into Merger Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of CTI shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

         1.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second business day following the satisfaction or written waiver of such conditions, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Long Aldridge & Norman LLP, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30303.

         1.3 Effective Time. On the Closing Date the parties shall (i) file a certificate of merger in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the "Delaware Certificate of Merger") and an agreement of merger in such form as is required by, and executed in accordance with, the relevant provisions of the CGCL (the "California Agreement of Merger") and (ii) make all other filings or recordings required under the DGCL and the CGCL in connection with the Merger. The Merger shall become effective at such time as the Delaware Certificate of Merger and the California Agreement of Merger are duly filed with the Delaware Secretary of State and the California Secretary of State, respectively, or at such subsequent time as WAXS and CTI shall agree and as shall be specified in the Delaware Certificate of Merger and the California Agreement of Merger (the date and time the Merger becomes effective being the "Effective Time").

         1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL and the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers, licenses, authorizations and franchises of Merger Sub and CTI shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and CTI shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5 Articles of Incorporation/Bylaws. The articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of


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incorporation and bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         1.6 New Directors of WAXS. Immediately following the Effective Time, WAXS shall cause one (1) designee of CTI to be elected to the Board of Directors of WAXS. Such CTI designee shall be Walt Anderson, or such other person designated by Gold & Appel Transfer S.A. and reasonably acceptable to WAXS.

         1.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of WAXS, Merger Sub, CTI or the holders of any of the following securities:

             (a) [INTENTIONALLY OMITTED.]

             (b) Each share of CTI Capital Stock issued and outstanding and directly or indirectly owned or held by CTI or a Subsidiary (as defined in Section 3.1(b)) thereof at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no capital stock of WAXS or other consideration shall be delivered in exchange therefor.

             (c) Subject to Sections 2.4, 2.5 and 2.14 hereof, each share of CTI Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.6583 (the "Exchange Ratio") shares of common stock, par value $.01 per share, of WAXS ("WAXS Common Stock"). All shares of CTI Capital Stock, as of the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, except as set forth in this Section 1.7(c),
Section 2.4, Section 2.5 and/or Section 2.14 and as provided under applicable law. The shares of WAXS Common Stock issuable pursuant to Section 1.7(c) and, if applicable, the Contingent Shares issuable pursuant to Section 1.7(d), together with any cash in lieu of fractional shares paid pursuant to Section 2.4, shall be referred to herein collectively as the "Merger Consideration."

             (d) In the event that the average of the closing prices of WAXS Common Stock as reported on the National Market System of the Nasdaq Stock Market (the "Nasdaq") for the ten (10) trading-day period ending at the close of trading on the second (2nd) trading day preceding the Closing (the "Averaging Period") is less than $20.38, then in addition to the shares of WAXS Common Stock issued pursuant to Section 1.7(c), each CTI stockholder who receives shares of WAXS Common Stock pursuant to Section 1.7(c) shall be entitled to receive, subject to Section 2.5, the amount, if any (the "Contingent Amount"), by which the Target Price (as defined below) exceeds the greater of (X) the Current Market Price (as defined below) on the first anniversary of the Effective Time (the "Maturity Date") and (Y) the Floor Price (as defined below), multiplied by the number of shares of WAXS Common Stock issued to such holder pursuant to Section 1.7(c). The maximum number of Contingent Shares that may be issued to CTI stockholders pursuant to this Section 1.7(d) shall in all events be less than fifty percent (50%) of the sum of the shares of WAXS Common Stock issued pursuant to Section 1.7(c) plus


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the number of Contingent Shares issued pursuant to this Section 1.7(d). The
Contingent Amount shall only be paid in shares of WAXS Common Stock (the "Contingent Shares"), which shares shall be valued for purposes hereof at the greater of the Current Market Price as of the Maturity Date and the Floor Price and rounded to the nearest whole share. Notwithstanding anything to the contrary contained in this Agreement, any and all rights in, or to receive, the Contingent Amount shall terminate and be of no further force or effect if, at any time on or prior to the Maturity Date, the Current Market Price is greater than the Target Price. The parties further acknowledge and agree that if any shares of WAXS Common Stock constituting part of the Escrow Fund (as defined in Section 2.5) are released to WAXS in accordance with the Escrow Agreement (as defined in Section 7.1(e)), then the right to receive the Contingent Amount with respect to such shares of WAXS Common Stock shall terminate and be of no further force or effect. Neither the right to receive the Contingent Shares nor any interest therein shall be transferable or assignable by a holder of CTI Capital Stock except by operation of law. The terms and conditions relating to the Contingent Shares have been negotiated by WAXS and CTI so as to satisfy, to the extent possible, the specific requirements of Section 3.03 of the IRS Revenue Procedure 77-37, as it has been amplified and superseded, which established the circumstances under which the Internal Revenue Service (the "IRS") previously issued advance rulings on contingent stock arrangements in mergers intended to qualify as "reorganizations" under Section 368(a) of the Code. Solely for purposes of this Agreement's compliance with such Revenue Procedure, the maximum number of shares of WAXS Common Stock issuable pursuant to Sections 1.7(c) and 2.6(b), and as Contingent Shares pursuant to this
Section 1.7(d) is 58,146,739 shares of WAXS Common Stock.

For purposes hereof, (a) the "Target Price" means $20.38 per share of WAXS Common Stock; provided, however, that if the Nasdaq Composite Index (the "IXIC") at the close of trading on the Maturity Date is eighty-five percent (85%), or less, of the IXIC at the close of trading on the date of the Effective Time (the difference between one hundred percent (100%) and such percentage being referred to as the "Market Correction Percentage"), then the Target Price shall be reduced by a percentage equal to that portion of the Market Correction Percentage in excess of fifteen percent (15%); (b) the "Current Market Price" means, as of any date specified herein, the average of the daily closing trading prices of WAXS Common Stock, as reported on the Nasdaq, for the twenty (20) consecutive trading days (in which such shares are traded on the Nasdaq) ending at the close of trading on such date; (c) the "Floor Price" means $11.50 per share of WAXS Common Stock; and (d) references to the "close of trading" as of or on a particular date shall mean such date, or if such date is not a trading day or no shares of WAXS Common stock are traded on the Nasdaq on such date, the last trading day preceding such date on which shares of WAXS Common Stock were traded on the Nasdaq.

         1.8 CTI Stock Options.

             (a) At the Effective Time, by virtue of the Merger and without any further action on the part of CTI, WAXS, Merger Sub or the holder of any outstanding CTI Stock Option (as defined in Section 3.2), each CTI Stock Option will be automatically converted into (i) an option to purchase shares of WAXS Common Stock (a "WAXS Stock Option") in an amount equal to the number of shares of CTI Common Stock covered under such CTI Stock Option multiplied by


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the Exchange Ratio (rounded to the nearest whole number of shares of WAXS
Common Stock) at a price per share of WAXS Common Stock equal to the per share option exercise price specified in the CTI Stock Option divided by the Exchange Ratio (rounded to the nearest whole cent) and (ii) if applicable, the right to acquire for no additional consideration such number of Contingent Shares as is equal to the number of Contingent Shares the holder of such CTI Stock Option would be entitled to receive pursuant to Section 1.7(d) if such CTI Stock Option had been exercised immediately prior to the Effective Time. Each WAXS Stock Option shall contain terms and provisions which are substantially similar to those terms, conditions and provisions governing the original CTI Stock Option, except that references to CTI in such CTI Stock Option will be deemed to refer to WAXS and the date of grant of the CTI Stock Option shall be deemed to be the date of grant of such WAXS Stock Option. At the Effective Time, for purposes of interpretation of such new WAXS Stock Option, (i) all references in any stock option plan of CTI (including, without limitation, CTI's 1996 and 1999 Stock Option/Stock Purchase Plans) shall be deemed to refer to WAXS; (ii) any stock option plan of CTI which governs the CTI Stock Option shall continue to govern the WAXS Stock Option substituted therefor; and (iii) WAXS shall, as soon as practicable after the Effective Time, issue to each holder of an outstanding CTI Stock Option such documentation as appropriately evidences the foregoing issued and substituted WAXS Stock Option by WAXS. It is the intention of the parties: (1) that, subject to applicable law, CTI Stock Options assumed by WAXS qualify, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent that CTI Stock Options qualified as incentive stock options prior to the Effective Time, (2) that each holder of a CTI Stock Option shall receive a new WAXS Stock Option which preserves (but does not increase) the excess of the fair market value of the shares subject to such CTI Stock Option immediately before the Effective Time over the aggregate option price of such shares immediately before the Effective Time, if any such excess then exists, (3) that the terms, conditions, restrictions and provisions of the WAXS Stock Option be substantially similar to the terms, conditions, restrictions and provisions of the applicable CTI Stock Option, including without limitation, the same vesting schedule (other than to the extent accelerated pursuant to the existing terms of such CTI Stock Option or plan under which such Stock Option was granted), and (4) any terms conditions, restrictions or provisions of a CTI Stock Option applicable to a number of shares rather than a percentage or fraction of shares should be appropriately adjusted based upon the Exchange Ratio.

            (b) With respect to each CTI Stock Option converted into a WAXS Stock Option pursuant to Section 1.8(a), and with respect to the shares of WAXS Common Stock and Contingent Shares, if any, in respect of such shares of WAXS Common Stock underlying such option, WAXS shall file and keep current all requisite registration statements, on Form S-8 or other appropriate form(s), and comply in all other material respects with applicable state and federal requirements for as long as such options remain outstanding.

            (c) After the date of this Agreement, CTI agrees that it will not
(x) grant any options, warrants or other rights to acquire any shares of CTI Capital Stock (except as set forth on SCHEDULE 5.1(c)), including any restricted stock, stock appreciation rights, limited stock appreciation rights or any other stock rights, (y) permit cash payments to holders of CTI Stock Options in lieu of the substitution therefor of WAXS Stock Options, as described in this Section


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1.8 or (z) modify the vesting rules under any CTI Stock Option outstanding on the date hereof or take any other action (other than the transactions contemplated in this Agreement) which in any way would have the effect of accelerating the vesting of the options granted thereunder.

             (d) A holder of a WAXS Stock Option into which a CTI Stock Option has been converted in accordance with this Section 1.8 may exercise such option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to WAXS, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related stock option plan.

         1.9 Certain Adjustments. If between the date hereof and the Effective Time, the outstanding WAXS Common Stock or CTI Capital Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of CTI Capital Stock and CTI Stock Options the same economic effect as contemplated by this Agreement prior to such event.


                                  ARTICLE II

                            EXCHANGE OF CERTIFICATES

         2.1 Exchange Fund. Prior to the Effective Time, WAXS shall appoint a commercial bank or trust company reasonably acceptable to CTI to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, WAXS shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of CTI Capital Stock, certificates representing the WAXS Common Stock issuable pursuant to Section 1.7 in exchange for outstanding shares of CTI Capital Stock. WAXS agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.4 and any dividends and other distributions pursuant to
Section 2.3. Any cash, certificates of WAXS Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

         2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as WAXS may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in


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exchange therefor (A) one or more shares of WAXS Common Stock (which shall be in uncertificated book entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of CTI Capital Stock then held by such holder), and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article II, including cash in lieu of any additional shares of WAXS Common Stock pursuant to Section 2.4 and dividends and other distributions pursuant to
Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.4. In the event of transfer of ownership of CTI Capital Stock which is not registered in the transfer records of CTI, one or more certificates evidencing, in the aggregate, the proper number of shares of WAXS Common Stock, a check in the proper amount of cash in lieu of any additional shares of WAXS Common Stock pursuant to Section 2.4, and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.3, may be issued with respect to such CTI Capital Stock to such a transferee if the Certificate representing such shares of CTI Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of WAXS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of WAXS Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of WAXS Common Stock shall be paid to any such holder pursuant to Section 2.4 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of WAXS Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of WAXS Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of WAXS Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of WAXS Common Stock.

         2.4 No Fractional Shares of WAXS Common Stock.

             (a) No certificates or scrip or shares of WAXS Common Stock representing fractional shares of WAXS Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of WAXS.

             (b) Except for Contingent Shares, if any, notwithstanding any other provision of this Agreement, each holder of a Certificate exchanged for Merger Consideration who would otherwise have been entitled to receive a fraction of a share of WAXS Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash


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(without interest) in an amount equal to the product of (i) such fractional part of a share of WAXS Common Stock multiplied by (ii) the average closing price of WAXS Common Stock on the Nasdaq over the Averaging Period. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify WAXS, and WAXS shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         2.5 Escrow of Shares.

             (a) At the Closing, 2,453,385 of the shares of WAXS Common Stock to be issued to CTI's stockholders pursuant to Section 1.7(c) (collectively, the "Escrow Fund") shall be delivered to SunTrust Bank, Atlanta (the "Escrow Agent"), which Escrow Fund shall serve as the sole and exclusive source of recovery for any WAXS Protected Party (as defined in Section 8.1) for any indemnification claims hereunder. The Escrow Fund shall be held in escrow and released pursuant to the terms and conditions of the Escrow Agreement (as defined in Section 7.1(e)). The terms and conditions of the Escrow Agreement have been structured by WAXS and CTI so as to satisfy the specific requirements of Section 3.06 of IRS Revenue Procedure 77-37, as it has been amplified and superseded, which established the circumstances under which the IRS previously issued advance rulings on the escrow of stock in mergers intended to qualify as "reorganizations" under Section 368(a) of the Code.

             (b) If any Contingent Shares are issued at a time that shares of WAXS Common Stock remain in escrow pursuant to the Escrow Agreement (as defined in Section 7.1(d)), then any Contingent Shares that are issued with respect to such shares of WAXS Common Stock shall be delivered to the Escrow Agent and shall be held and released in accordance with the terms and conditions of
Section 4 of the Escrow Agreement.

         2.6 No Further Ownership Rights in CTI Capital Stock.

             (a) All shares of WAXS Common Stock issued and cash paid upon conversion of shares of CTI Capital Stock in accordance with the terms of this
Article II (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of CTI Capital Stock.

             (b) Any accrued and unpaid dividends owed upon consummation of the Merger to any holder of CTI Preferred Stock in connection with the automatic conversion of such CTI Preferred Stock under the articles of incorporation of CTI shall be paid, at the Closing, solely in shares of WAXS Common Stock (valued at $20.38 per share). Any such shares so issued to any holder of CTI Preferred Stock shall not affect the Exchange Ratio.

         2.7 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this


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Article II shall thereafter look only to the Surviving Corporation and WAXS for the Merger Consideration with respect to the shares of CTI Capital Stock formerly represented thereby to which such holders are entitled pursuant to
Section 1.7 and Section 2.2, any cash in lieu of fractional shares of WAXS Common Stock to which such holders are entitled pursuant to Section 2.4 and any dividends or distributions with respect to shares of WAXS Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of CTI Capital Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.6) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

         2.8 No Liability. None of WAXS, Merger Sub, CTI, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.9 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

         2.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of CTI Capital Stock formerly represented thereby, any cash in lieu of fractional shares of WAXS Common Stock, and unpaid dividends and distributions on shares of WAXS Common Stock deliverable in respect thereof, pursuant to this Agreement.

         2.11 Withholding Rights. Each of the Surviving Corporation and WAXS shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CTI Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or WAXS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CTI Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or WAXS, as the case may be.

         2.12 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of CTI or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the


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name and on behalf of CTI or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         2.13 Stock Transfer Books. The stock transfer books of CTI shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of CTI Capital Stock thereafter on the records of CTI. On or after the Effective Time, any Certificates presented to the Exchange Agent or WAXS for any reason shall be converted into the Merger Consideration with respect to the shares of CTI Capital Stock formerly represented thereby, any cash in lieu of fractional shares of WAXS Common Stock to which the holders thereof are entitled pursuant to Section 2.4 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

         2.14 Further Holdback. At the Closing, separately from the shares of WAXS Common Stock comprising the Escrow Fund (which shall be deposited with the Escrow Agent pursuant to the Escrow Agreement), a total of 49,068 of the shares of WAXS Common Stock to be issued to CTI's stockholders pursuant to Section 1.7(c) (the "Expense Fund") shall be deemed delivered to each CTI stockholder and at the deemed direction of each such stockholder delivered to an escrow agent to be designated in writing by CTI not less than five (5) days prior to the Closing Date. Any and all escrow provisions with respect to the Expense Fund shall in all aspects satisfy the specific requirements of Section 3.06 of IRS Revenue Procedure 77-37, as it has been amplified and superseded by the IRS. The CTI stockholders as of immediately prior to the Effective Time shall be the holders of record with full voting rights to all of the shares of WAXS Common Stock held in the Expense Fund. The CTI stockholders as of immediately prior to the Effective Time shall be entitled to exercise such voting rights until such time, if any, as such shares of WAXS Common Stock are sold to pay Representative's Costs pursuant to this Section 2.14. The escrow agent shall deliver to the CTI stockholders as of immediately prior to the Effective Time such proxies or other documents as may be necessary to enable such CTI stockholders to exercise such voting rights. Further, the CTI stockholders as of immediately prior to the Effective Time shall be entitled to promptly receive any dividend distribution with respect to the shares of WAXS Common Stock held in the Expense Fund. Any such dividends paid with respect to such shares shall be distributed by the escrow agent to the CTI stockholders as of immediately prior to the Effective Time as holders of record of such shares. The Expense Fund shall be available in the good faith discretion of the Shareholder Representative to pay the costs and expenses, if any, incurred by the Shareholder Representative in defending (including, without limitation, assuming the defense of any third party claims pursuant to Section 8.5) or otherwise responding to, on behalf of the stockholders of CTI, any claims for indemnification by any WAXS Protected Party pursuant to Article VIII hereof, or otherwise in the performance of its duties hereunder, including, without limitation, the reasonable fees, costs and expenses of attorneys, accountants and other professionals engaged by the Shareholder Representative for such purpose (collectively, the "Representative Costs"). The Shareholder Representative shall have the authority to direct the sale from time to time of such number of shares from the Expense Fund as may be necessary to reimburse the Shareholder Representative for any Representative's Costs, which shall be reimbursed to the Shareholder Representative from the Expense Fund promptly after the escrow agent's receipt of a request therefor. The Shareholder Representative shall also be entitled to have any Representative's Costs advanced to the Shareholder Representative from the Expense Fund upon request therefor, provided that any such advanced amounts not actually expended by the Shareholder Representative to pay Representative's Costs shall be promptly returned to the Expense Fund or returned to the stockholders of CTI as of immediately prior to the Effective Time on a pro rata basis. All shares of WAXS Common Stock or any cash amounts returned to the Expense Fund pursuant to the immediately preceding sentence which are remaining in the Expense Fund at the later to occur of (i) the expiration of the period for asserting claims pursuant to Section 8.2(b) or (ii) the first date on which there are no pending claims from any WAXS Protected Party shall be distributed by the escrow agent to the stockholders of CTI as of immediately prior to the Effective Time on a pro rata basis. CTI shall have authority to negotiate, and the Shareholder Representative shall have authority to enter into an agreement with the escrow agent designated by CTI, which shall effectuate the foregoing. WAXS agrees that, notwithstanding any contrary provision of this Agreement, any voting agreement between WAXS and any Principal Stockholder or any other agreement entered into in connection herewith or therewith, any shares of WAXS Common Stock comprising the Expense Fund may be sold from time to time at the discretion of the Shareholder Representative as contemplated hereby. The provisions of Section 8.7 shall apply to all actions taken by the Shareholder Representative as contemplated hereunder.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF CTI

         CTI hereby represents and warrants to WAXS as follows:

         3.1 Organization and Authorization.

             (a) Each of CTI and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, and has the corporate power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing. Each of CTI and its Subsidiaries is duly qualified and in good standing in every state of the United States and in such other jurisdictions (within or outside of the United States) in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 3.6) on CTI.

             (b) SCHEDULE 3.1(b) sets forth (i) every entity in which CTI owns fifty percent (50%) or more of the outstanding equity, directly or indirectly (each a "Subsidiary" and collectively, the "Subsidiaries"), and (ii) the equity interest in such entity that is owned by CTI. Except as noted on SCHEDULE 3.1(b), all outstanding shares of capital stock of the Subsidiaries (the "Subsidiary Shares") are owned by CTI, directly or indirectly, free and clear of all liens, restrictions, claims, equities, charges, options, rights of first refusal or encumbrances. Except as set forth on SCHEDULE 3.1(b), CTI has full power, right and authority to vote all of the shares of capital stock of each Subsidiary which are owned or held by CTI. Except as set forth on Schedule 3.1(b), CTI is not a party to or bound by any agreement prohibiting or restricting its right to transfer or vote the shares of capital stock of any Subsidiary which are owned or held by CTI.

            (c) Subject to the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of CTI by the Required CTI Stockholder Vote, CTI has the corporate power to execute, deliver and perform this Agreement and to consummate the transactions and perform its obligations contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of CTI, subject to the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of CTI by the Required CTI Stockholder Vote. This Agreement has been duly and validly executed and delivered by CTI and constitutes CTI's legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy, reorganization, moratorium or other such laws affecting the enforcement of creditors' rights generally.

         3.2 Authorized and Outstanding Stock. The authorized capital stock of CTI, the number of issued and outstanding shares thereof and the record holders of such issued and outstanding shares of CTI's capital stock are set forth on
SCHEDULE 3.2. All of such issued and outstanding shares of capital stock of CTI are validly issued, fully paid and nonassessable. There are outstanding options, warrants or other rights, to acquire an aggregate of 4,029,110 shares of capital stock of CTI (each, a "CTI Stock Option"). SCHEDULE 3.2 lists the exercise price and vesting schedule for each CTI Stock Option.

         3.3 Absence of Other Claims. Except as set forth on SCHEDULE 3.2, there is not outstanding, nor is CTI bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights of any character requiring CTI to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of CTI, including any right of conversion or exchange under any outstanding security or other instrument, and CTI is not obligated to issue or transfer any shares of its capital stock for any purpose. There are no outstanding obligations of CTI to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of CTI.

         3.4 Financial Statements. SCHEDULE 3.4 contains true, correct and complete copies of (i) the audited consolidated balance sheet of CTI as of September 30, 1998, and the related audited statement of income, retained earnings, and cash flows for the year then ended, and the related notes thereto; (ii) the audited consolidated balance sheet of CTI as of September 30, 1999, and the related audited statement of income, retained earnings, and cash flows for the year then ended, and the related notes thereto; and (iii) the unaudited consolidated balance sheet of CTI for the three (3) month period ending December 31, 1999, and the related unaudited statement of income, retained earnings, and cash flows for the period then ended (the "Interim Financial Statements") (collectively, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the consolidated financial position of CTI, as of the dates thereof, and the related results of its operations for the periods then ended. Except as set forth on SCHEDULE 3.4, the Financial Statements have been prepared in accordance with GAAP on a basis consistent with prior periods subject, in the case of the Interim Financial Statements, to the absence of any notes thereto and to normal and recurring year-end adjustments, which adjustments will not, individually or in the aggregate, be material in amount.

         3.5 No Undisclosed Liabilities. Except (i) as and to the extent reflected and adequately reserved against in the Financial Statements, (ii) for liabilities and obligations of a type not required under GAAP to be disclosed in the Financial Statements and which were incurred in the ordinary course of business, consistent with past practice or (iii) as shown on SCHEDULE 3.5, as of September 30, 1999, CTI had no liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise. Since September 30, 1999, CTI has not incurred any liability or obligation whatsoever, except for (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice or (ii) as reflected on SCHEDULE 3.5.

         3.6 No Violation of Law. Except as set forth on SCHEDULE 3.6, neither CTI nor any of its Subsidiaries is or has been (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of, or has received any notices of violation with respect to, any applicable local, state, federal or international law, ordinance, regulation, order, injunction or decree, or any other requirement of any supranational, national, state, municipal, local or foreign government, instrumentality, subdivision, court, administrative agency, commission or authority thereof, or any quasi-governmental or private body exercising any supranational, national, state, municipal, local or foreign regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") binding on it, or relating to its assets or business, except where such violation or loss, liability, penalty or expense by virtue thereof would not have a Material Adverse Effect on CTI. For purposes of this Agreement, "Material Adverse Effect" means, with respect to any specified entity, any change, circumstance or effect or breach of any of the provisions of this Agreement that, individually or in the aggregate with all other changes, circumstances and effects or breaches, is or would reasonably be expected to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, or
(ii) the ability of such entity (or the party owning such entity) to consummate the transactions contemplated by this Agreement.

         3.7 Property. Except where it would not have a Material Adverse Effect on CTI:

             (a) Each of CTI and its Subsidiaries (i) has marketable fee simple title to all of its material real property and has valid title to all personal and mixed, tangible and intangible properties and assets which it purports to own, including all such real and personal properties and assets reflected, but not shown as leased or encumbered, in the Financial Statements (except for inventory and assets sold in the ordinary course of business consistent with past practice and supplies consumed in the ordinary course of business consistent with past practice); and (ii) except for Permitted Liens (as defined hereafter), owns such real and personal property free and clear of objections, liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements. "Permitted Liens" shall mean (x) the security interests, easements or other encumbrances described in SCHEDULE 3.7 and (y) liens for Taxes not yet due and payable. All properties and assets of CTI and its Subsidiaries are in the possession or control of CTI or its Subsidiaries, as applicable.

             (b) Except as would not have a Material Adverse Effect on CTI, the plants, structures and equipment owned or leased by CTI or any of its Subsidiaries are structurally sound with no known defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put.

             (c) Except as would not have a Material Adverse Effect on CTI, the rights, properties and other assets presently owned, leased or licensed by CTI or any of its Subsidiaries include all rights, properties and other assets necessary to permit CTI and its Subsidiaries to conduct their business in the same manner as their business has been conducted in prior periods, without any need for replacement, refurbishment or extraordinary repair.

         3.8 [INTENTIONALLY OMITTED.]

         3.9 [INTENTIONALLY OMITTED.]

         3.10 Intellectual Property.

             (a) Generally. SCHEDULE 3.10(a) sets forth a complete and accurate list of (i) all material patents, trademarks, service marks, trademark and service mark registrations, trademark and service mark registration applications, label filings, copyrights, inventions, patents and patent applications owned by CTI or any of its Subsidiaries and all agreements with respect thereto, (ii) all material trade names owned by CTI or any of its Subsidiaries and (iii) all contracts, agreements or understandings pursuant to which CTI or any of its Subsidiaries has authorized any person to use or any person has the right to use, in any business or commercial activity, any of the items listed in clauses (i) and (ii) above that are owned by CTI or any of its Subsidiaries. Except as would not have a Material Adverse Effect on CTI or as set forth on SCHEDULE 3.10(a), neither CTI nor any of its Subsidiaries has heretofore infringed upon, and is not now infringing upon, any patent, service mark, trade name, trademark, copyright, trade secret, or other intellectual property belonging to any other person. Except as would not have a Material Adverse Effect on CTI or as set forth on SCHEDULE 3.10(a), CTI does not know of any person infringing upon any of CTI's or its Subsidiaries' patents, service marks, trademarks, copyrights, trade secrets, or other intellectual property. CTI has made available to Buyer true, correct and complete copies of each trademark and service mark registration or application therefor, patent or patent application or other item listed in SCHEDULE 3.10(a) and each assignment or license with respect to any thereof.

            (b) Computer Software and Databases. SCHEDULE 3.10(b) accurately identifies all material proprietary computer software and databases internally developed or acquired by CTI or any of its Subsidiaries (excluding generally available "shrink wrap" software and databases). Except as would not have a Material Adverse Effect on CTI, CTI and its Subsidiaries have all computer software and databases that are necessary to conduct the business of CTI and its Subsidiaries as presently conducted and all documentation relating to all such computer software and databases. Except as would not have a Material Adverse Effect on CTI, all such computer software and databases perform in accordance with the documentation related thereto or used in connection therewith and are free of defects in programming and operation. SCHEDULE 3.10(b) identifies each person to whom CTI or any of its Subsidiaries, in the last two (2) years, has sold, licensed, leased or otherwise transferred or granted any interest or rights to any of the computer software and databases described above and the date of each such sale, license, lease or other transfer or grant. CTI has made available to WAXS true, correct and complete copies of all documents relating to each such sale, license, lease or other transfer or grant.

            (c) Year 2000 Compliance. Except as would not have a Material Adverse Effect on CTI, all computer hardware and software (including all computer hardware and software contained in imbedded systems) used in the business of CTI and its Subsidiaries or included in products previously or currently manufactured by CTI or any of its Subsidiaries (whether such hardware and software is owned by CTI or any of its Subsidiaries or is licensed from third parties) (collectively, the "Technology Systems") is designed to be used during and after the calendar year 2000 and such hardware and software will continue to operate during each such time period to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations ("Year 2000 Compliance"). Except as would not have a Material Adverse Effect on CTI, the occurrence of the calendar year 2000 will not adversely affect the Technology Systems of CTI or any of its Subsidiaries or of third parties using products manufactured, or services provided, by CTI or any of its Subsidiaries. No expenditures in excess of currently budgeted items are necessary to cause Technology Systems to operate properly during and after the calendar year 2000. CTI and its Subsidiaries have taken reasonable steps to determine whether the failure of any third parties with which CTI or any of its Subsidiaries has a relationship to achieve Year 2000 Compliance could have a Material Adverse Effect on CTI. Except as would not have a Material Adverse Effect on CTI, all computer hardware and software embedded in products manufactured, or services provided, by CTI or any of its Subsidiaries, when used in combination with, or interfacing with computer hardware and software of any other person, shall accurately accept, release and exchange date data, and shall continue to function in the same manner as it performs today and shall not otherwise impair the accuracy or function ability of such person's computer hardware or software.

         3.11 Litigation. SCHEDULE 3.11 sets forth all litigation, claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) pending, or to the knowledge of CTI, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against CTI or any of its Subsidiaries or involving any of its or their assets or business, except for such matters as would not have a Material Adverse Effect on CTI. Further, except as set forth in SCHEDULE 3.11 and for matters which would not have a Material Adverse Effect on CTI, there are no material judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to CTI or any of its Subsidiaries or involving any of its or their assets or business. CTI has made available to WAXS all information requested by WAXS with respect to each pending litigation, claim, suit, action, investigation, indictment or information, proceeding, arbitration, grievance or other procedure listed in SCHEDULE 3.11, and the judgements and informations, grand jury subpoenas and civil investigative demands, plea agreements, stipulations and awards listed in said Schedule.

         3.12 Employment Matters and Benefit Plans.

              (a) SCHEDULE 3.12(a) sets forth a list of all material agreements, arrangements, commitments, and policies (1) which relate to employee benefits;
(2) which pertain to present or former employees, officers, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of CTI or any of its Subsidiaries; and (3) which are currently in effect or expected to be adopted, maintained by, sponsored by, or contributed to by CTI or any other employer (a "CTI Affiliate") which, under Section 414 of the Code, would constitute a single employer with CTI (collectively referred to as "CTI Employee Benefit Plans", including, but not limited to, all: (A) employee benefit plans as defined in Section 3(3) of ERISA; and (B) all other deferred compensation, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, vacation, or other benefit plans or arrangements.

              (b) CTI and all CTI Affiliates have complied with their respective substantive obligations with respect to all CTI Employee Benefit Plans (including, but not limited to, (1) filing or distributing all reports or notices required by ERISA or the Code and (2) complying with all requirements of Part 6 of Title I of ERISA and Code Section 4980B) and have maintained the CTI Employee Benefit Plans in compliance with all applicable laws and regulations (including, but not limited to, ERISA and the Code), except where the failure to comply with such obligations would not result in a Material Adverse Effect on CTI. Each CTI Employee Benefit Plan that is intended to qualify under Code Section 401(a) has received a favorable determination letter (or other ruling indicating its tax-qualified status) from the IRS which is current with respect to all plan provisions required under applicable law for which such a letter can be obtained under IRS procedures, and the IRS has not threatened or taken any action to revoke any favorable determination letter issued with respect to any such CTI Employee Benefit Plan. No statement, either oral or written, has been made or administrative action has been taken by CTI or any CTI Affiliate (or any agent of either) to any Person regarding any CTI Employee Benefit Plans that is not in accordance with the terms of that plan that would have a Material Adverse Effect on CTI.

            (c) CTI has made available to WAXS true, correct and complete copies of all of the current documents relating to the CTI Employee Benefit Plans, including, but not limited to (1) all plan texts (including any subsequent amendments), trust instruments and other funding arrangements adopted or entered into in connection with each of the CTI Employee Benefit Plans; (2) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under group health plans (under Code Section 4980B(f) and ERISA Section 606), if applicable; and (3) the most recent Form 5500 annual reports (including all schedules thereto), summary plan descriptions and favorable determination letters, if applicable, for Employee Benefit Plans. Since the date such documents were supplied to WAXS, no plan amendments have been adopted and no such amendments or changes shall be adopted or made prior to the Closing Date without WAXS's approval, except as required by applicable law after the date hereof.

            (d) Except as listed in SCHEDULE 3.12(d), neither CTI nor any CTI Affiliate has any material agreement, arrangement, commitment or understanding to create any additional CTI Employee Benefit Plans or to continue, modify, change or terminate any existing CTI Employee Benefit Plans.

            (e) None of the CTI Employee Benefit Plans (1) is currently under investigation, audit or review by the U.S. Department of Labor, the IRS, the Pension Benefit Guaranty Corporation or any other federal or state agency or
(2) is liable for any federal, state, local or foreign taxes that would have a Material Adverse Effect on CTI. Except for such liabilities that would not have a Material Adverse Effect on CTI, there is no transaction in connection with which CTI or any CTI Affiliate could be subject to either a civil penalty assessed pursuant to ERISA Section 502, a tax imposed by Code Section 4975 or liability for a breach of fiduciary responsibility under ERISA.

            (f) Other than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the CTI Employee Benefit Plans, or relating to qualified domestic relations orders (as defined in Section 414(p) of the Code), there are no claims, pending or threatened, by any participant or beneficiary against any of the CTI Employee Benefit Plans or any fiduciary of any of the CTI Employee Benefit Plans that would have a Material Adverse Effect on CTI.

            (g) Neither CTI nor any CTI Affiliate has at any time maintained, sponsored or contributed to any "pension plan", as defined in ERISA Section 3(2), which is subject to Title IV of ERISA or contributed to any pension plan which is a "multiemployer plan" as defined in ERISA Section 3(37)(A).

            (h) SCHEDULE 3.12(h) sets forth a list of all agreements, arrangements, commitments and CTI Employee Benefit Plans, under which (1) any benefits will be increased, (2) the vesting or exercisability of benefits will be accelerated, (3) amounts will become immediately payable, and/or (4) the immediate funding for any benefits is required, upon the occurrence of the transactions contemplated by this Agreement. Except with respect to CTI

Stock Options, SCHEDULE 3.12(h) also sets forth a good faith estimate of the total value and/or cost of any such change in control benefits and/or funding and a statement of the time periods in which such payments must be made and/or funding obligations must be met, including but not limited to the value and/or costs of any gross up payments for tax purposes.

              (i) To the knowledge of CTI, no key employee, or group of employees of CTI has any plans to terminate employment with CTI or any of its Subsidiaries other than employees with plans to retire. CTI and its Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours and equal opportunity, and it does not have any labor relations problems (including threatened or actual strikes or work stoppages or grievances), except for such failures or problems that would not have a Material Adverse Effect on CTI.

         3.13 Collective Bargaining. Except as set forth on SCHEDULE 3.13, there are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any of CTI's or its Subsidiaries' employees and none of said employees are represented by any union or labor organization. CTI has made available to Buyer a true, correct, and complete copy of each agreement listed on SCHEDULE 3.13.

         3.14 Labor Disputes. CTI and its Subsidiaries are in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, except where the failure to be in compliance would not have a Material Adverse Effect on CTI. No unfair labor practice complaint against CTI or any of its Subsidiaries is pending before the National Labor Relations Board. CTI does not know of any labor strike or other labor trouble actually pending, being threatened against, or affecting CTI or any of its Subsidiaries. Relations between management and labor are amicable and there have not been, nor are there presently, any attempts to organize non-union employees, nor are there plans for any such attempts.

         3.15 Investments. Except for the Subsidiary Shares and as disclosed on
SCHEDULE 3.15, neither CTI nor any of its Subsidiaries owns any capital stock or other securities or have any other material investment in any person or other entity.

         3.16 Tax Matters. Except as set forth on SCHEDULE 3.16:

              (a) (i) All material Tax Returns required to be filed under applicable law by CTI and each of its Subsidiaries have been filed, or requests for extensions have been timely filed and have not expired; (ii) all such Tax Returns filed by CTI and its Subsidiaries are complete and accurate in all material respects; (iii) all Taxes shown to be due on such Tax Returns or on subsequent assessments with respect thereto have been paid or the Financial Statements reflect that adequate reserves have been established for the payment of such Taxes, and no other material Taxes are payable by CTI and its Subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement; (iv) CTI and each of its Subsidiaries has disclosed on their federal income Tax Return all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code; (v) there are no material liens on any of the assets of CTI or any of its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that CTI or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which the Financial Statements reflect that appropriate reserves have been established; (vi) no power of attorney to deal with Tax matters or waiver or extension of any statute of limitations with respect to Taxes has been granted by CTI or any of its Subsidiaries; and (vii) there is no (X) audit, examination, deficiency or refund litigation or matter in controversy with respect to any Taxes of CTI and its Subsidiaries nor (Y) has the IRS nor any other Tax authority asserted any claim for Taxes in writing, or to the knowledge of CTI, is threatening to assert any claim for Taxes, that might reasonably be expected to result in a Tax determination which would have a Material Adverse Effect on CTI.

            (b) SCHEDULE 3.16 sets forth the names of the Subsidiaries of CTI which are or have been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) other than a group the common parent of which was CTI;

            (c) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of CTI or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Section 280G of the Code.

            (d) Neither CTI nor any of its Subsidiaries is a party to (i) a Tax Sharing Agreement, (ii) transactions which have produced deferred intercompany gains, losses or other intercompany items or excess loss accounts (within the meaning of Treas. Reg. ss. 1.1502-13 or 1.1502-19, respectively, or any predecessor regulations or any comparable items for state, local or non-United States Tax purposes), or (iii) any joint venture, partnership, limited liability company or other arrangement or contract that should be treated as a partnership for federal income Tax purposes or as to which, an election has been made under Treas. Reg. ss. 301.7701-3 to have the entity disregarded for federal income Tax purposes as an entity separate from its owner.

            (e) None of CTI and its Subsidiaries (i) has or has had operations or assets outside the United States taxable as a "branch" by the United States or as a "permanent establishment" by any foreign country, (ii) has received written notice of any claim made by a Tax authority in a jurisdiction where CTI or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Taxes in such jurisdiction, (iii) is a "passive foreign investment company" within the meaning of the Code, (iv) has participated in or cooperated with an international boycott or has been requested to do so in connection with any prior transaction or the transactions contemplated by this Agreement, and
(v) has availed itself of any Tax amnesty, Tax holiday or similar relief in any jurisdiction.

            (f) CTI has made available to WAXS true copies of (i) all material Tax Returns that CTI or its Subsidiaries have filed since its fiscal year ended September 30, 1995, and (ii) all material correspondence, including without limitation, closing agreements, private letter rulings, advance pricing agreements and gain recognition agreements and other written submissions to or communications with any Tax authorities.

            (g) (i) There is no plan or intention on the part of holders of CTI Capital Stock who own five percent (5%) or more of the CTI Capital Stock by vote or value (the "5% CTI stockholders"), nor have any of such 5% CTI stockholders entered any agreement, and to the knowledge of CTI, there is no plan or intention on the part of the remaining holders of CTI Capital Stock to sell, exchange or otherwise dispose of a number of shares of WAXS Common Stock received in the Merger (excluding the Contingent Shares, if any) to any person related to WAXS within the meaning of Treas. Reg. ss. 1.368-1(e)(3) that would reduce the CTI stockholders' aggregate ownership of such WAXS Common Stock to a number of shares of WAXS Common Stock having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding CTI Capital Stock as of the Effective Time. For purposes of this representation, shares of WAXS Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of WAXS Common Stock will be treated as outstanding CTI Capital Stock as of the Effective Time. Any third party who may acquire WAXS Common Stock from Roger Abbott and Rosalind Abbott as former CTI stockholders after the Merger as contemplated in the Voting and Stock Transfer Restriction Agreement dated as of the date hereof between WAXS and Roger Abbott and Rosalind Abbott (the "Abbott Voting and Stock Transfer Restriction Agreement"), will not be a person related to WAXS within the meaning of Treas. Reg. ss. 1.368-1(e)(3), and there are no facts and circumstances indicating that the cash to be used by each such third party to purchase the WAXS Common Stock from such former CTI stockholders receiving WAXS Common Stock in the Merger will in substance be exchanged by WAXS or any of its Subsidiaries for CTI Capital Stock.

              (ii) The fair market value of the WAXS Common Stock (inclusive of Contingent Shares, if any) and cash in lieu of fractional shares of Parent Common Stock, if any, together with any cash paid or shares of WAXS Common Stock issued, as the case may be, in satisfaction of accrued unpaid dividends on CTI Preferred Stock, received by each holder of CTI Capital Stock in the Merger will be approximately equal to the fair market value of the shares of CTI Capital Stock surrendered in the Merger by each CTI stockholder.

              (iii) CTI is not a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. For purposes of the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

              (iv) In the Merger, CTI will transfer to Merger Sub at least ninety percent (90%) of the fair market value of its net assets, and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by CTI to dissenters or to CTI stockholders who receive cash or other property, CTI assets used by CTI to pay reorganization expenses, and CTI assets used for redemptions and distributions (excluding regular, normal dividends) made by CTI prior to the Effective Time will be included as assets of CTI held immediately prior to the Merger.

              (v) None of the compensation received by any stockholder-employee of CTI will be separate consideration for, or allocable to, any of the shares of CTI Capital Stock held by such stockholder-employee; none of the shares of WAXS Common Stock issued in the Merger and received by any stockholder-employee of CTI will be separate consideration for, or allocable to, any employment agreement, agreement not to compete or any other compensation owed or owing to such stockholder-employee; and the compensation paid to any stockholder-employee of CTI will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

              (vi) CTI and each of its stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

              (vii) There is no intercorporate indebtedness existing between WAXS and CTI or between CTI and the Merger Sub that was issued, acquired, or will be settled at a discount.

              (viii) At the Effective Time of the Merger, the fair market value of the assets of CTI transferred to Merger Sub will equal or exceed the sum of its liabilities assumed by Merger Sub, plus (without duplication) the amount of liabilities, if any, to which the transferred assets of CTI are subject.

              (ix) The liabilities of CTI assumed by Merger Sub and the liabilities of CTI to which the transferred assets of CTI are subject were incurred by CTI in the ordinary course of its business.

              (x) CTI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

              (xi) The business carried on by CTI at the Effective Time is its "historic business" within the meaning of Treas. Reg. ss. 1.368-1(d).

              (xii) Prior to the Effective Time, CTI has not distributed the stock of any corporation in a distribution qualifying for Tax-free treatment under Section 355 of the Code.

              (xiii) During the five (5) year period ending as of the Effective Time, neither CTI nor any persons related to CTI within the meaning of Treas. Reg. ss. 1.368-1(e)(3) (but without regard to Treas. Reg. ss. 1.368-1(e)(3)(i)(A)) will have directly or through any transaction, agreement, or arrangement with any other person, (A) acquired CTI Capital Stock with consideration other than shares of WAXS capital stock or CTI Capital Stock or
(B) made any "extraordinary distributions" with respect to CTI Capital Stock within the meaning of Treas. Reg. ss. 1.368-1T(e)(1)(ii)(A).

              (xiv) The principal purposes of CTI for participating in the Merger are bona fide purposes unrelated to Taxes, and the terms of this Agreement are the product of arm's-length negotiations.

              (xv) CTI and each of its Subsidiaries are not currently, have not been within the last five (5) years, and do not anticipate becoming a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

              (xvi) There is a valid business reason underlying the Section 1.7(d) provisions concerning the possible issuance of Contingent Shares and the provisions of this Agreement relating to Contingent Shares satisfy the specific requirements of Section 3.03 of IRS Revenue Procedure 77-37, as it has been amplified and superseded by the IRS.

              (xvii) There is a valid business reason for the escrow of shares of WAXS Common Stock, including Contingent Shares, if any, pursuant to Section
2.5 of this Agreement and the Escrow Agreement described in Section 7.1(d), and the escrow provisions of this Agreement and the Escrow Agreement satisfy the specific requirements of Section 3.06 of IRS Revenue Procedure 77-37, as it has been amplified and superseded by the IRS.

              (xviii) There is a valid business reason for the escrow of shares of WAXS Common Stock comprising the Expense Fund pursuant to Section 2.14 of this Agreement, and the escrow provisions of Section 2.14 satisfy the specific requirements of Section 3.06 of IRS Revenue Procedure 77-37, as it has been amplified and superseded by the IRS.

            (h) For purposes of this Agreement:

              (i) "Tax" (and, with correlative meaning, "Taxes" shall mean: (i) all taxes, charges, fees, levies or other assessments, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, employer tax, estimated, severance, telecommunications, occupation, goods and services, capital, profits, value added taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Person is required to pay, withhold or collect; and (ii) any liability for the payment of any amounts described in clause (i) as a result of being a successor to or transferee of any individual or entity or a member of an affiliated, consolidated or unitary group for any period (including pursuant to Treas. Reg. ss. 1.1502-6 or comparable provisions of state, local or foreign tax law); and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under agreements or arrangements with any Person;

              (ii) "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, credits related to alternative minimum Taxes);

              (iii) "Tax Return" shall mean all reports, estimates, declarations of estimated tax, information statements and returns (including any attached schedules) or similar statement relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties; and

              (iv) "Tax Sharing Agreement" shall mean any and all existing written Tax sharing agreements, or arrangements binding two or more persons with respect to the payment of Taxes, including any written agreements or arrangements which afford any other person the right to receive any payment from one or more other persons in respect to any Taxes or the benefit of any Tax Asset of one or more other persons or require or permit the transfer or assignment of any income, revenue, receipts or gains.

         3.17 Required Licenses and Permits. Except as would not have a Material Adverse Effect on CTI, CTI and its Subsidiaries have all licenses, tariffs, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities necessary for the operation of the business of CTI and its Subsidiaries (the "CTI Permits"). CTI and its Subsidiaries are in compliance with the terms of the CTI Permits, except where the failure to so be in compliance would have a Material Adverse Effect on CTI. The businesses of CTI and its Subsidiaries are not being conducted in violation of, and neither CTI nor any of its Subsidiaries have received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on CTI. CTI has made available to WAXS true, correct, and complete copies of all CTI Permits.

         3.18 Contracts and Commitments. Except as set forth or described in SCHEDULES 3.12, 3.13 or 3.18:

            (a) Neither CTI nor any of its Subsidiaries is a party to any agreement or contract, the absence of which would have a Material Adverse Effect on CTI;

            (b) No contracts or commitments of CTI or any of its Subsidiaries have unexpired terms of more than twelve (12) months from the date hereof or require payments or the provision of services having a value individually in excess of $1,000,000 (or, as to any series of related contracts or commitments, $1,000,000 in the aggregate);

            (c) Neither CTI not any of its Subsidiaries have any contract, written or oral, relating to the employment of any person by CTI or any Subsidiary thereof, or any consulting or similar kind of contract, that is not cancelable by CTI as a Subsidiary thereof, on notice of not longer than one hundred twenty (120) days and without liability of any kind, except liabilities which arise as a matter of law upon termination of employment, or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

            (d) Except for negotiable instruments in the process of collection, neither CTI nor any of its Subsidiaries has any unexpired power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity (other than a Subsidiary of CTI) with respect to an amount exceeding $2,000,000;

            (e) There are no contracts or agreements with any director, officer or shareholder of CTI or a Subsidiary thereof, or with any person related to any such person or with any company or other organization in which any director, officer, or shareholder of CTI or a Subsidiary thereof, or anyone related to any such person, has a material direct or indirect financial interest;

            (f) Neither CTI nor any of its Subsidiaries is subject to any contract or agreement containing covenants limiting the freedom of CTI or any of its Subsidiaries to compete in any line of business in any geographic area or requiring CTI or any of its Subsidiaries to share any profits;

            (g) Neither CTI nor any of its Subsidiaries has any outstanding contract or agreement for variable cost service (excluding point-to-point service obtained pursuant to a lease or IRU arrangement) which is of a "take-or-pay" or similar variety and which requires payments or the provision of services having a value in excess of $50,000 per year or $1,000,000 over the term of the contract or agreement; and

            (h) CTI has made available to WAXS true, correct and complete copies of each of the agreements listed on SCHEDULE 3.18 (such agreements, together with any agreements set forth or described in or required to be set forth or described in any of SCHEDULES 3.12 or 3.13 being referred to as the "Material Contracts");

         3.19 No Conflict. Subject to obtaining any required consents or approvals set forth on SCHEDULE 3.21, the execution and delivery of this Agreement by CTI, the consummation of the transactions contemplated herein by CTI, and the performance of the covenants and agreements hereunder of CTI will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any charter document or bylaw of CTI or a Subsidiary thereof, (ii) except as set forth in SCHEDULE 3.19, violate, conflict with or result in a breach or default under or give rise to a right of termination, amendment, cancellation or acceleration of any term, condition or obligation under any material mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which CTI or a Subsidiary thereof is a party or by which CTI, any Subsidiary thereof or its or their assets may be bound, (iii) violate any provision of law, statute, regulation, court order or ruling of any governmental authority to which CTI or a Subsidiary thereof is a party or by which its or their assets may be bound or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset, except, with respect to the foregoing clauses (ii), (iii) or (iv), where there would arise no Material Adverse Effect on CTI therefrom.

         3.20 Agreements in Full Force and Effect. Except as expressly set forth in SCHEDULE 3.20, all Material Contracts are valid and binding and in full force and effect and are enforceable in accordance with their terms, except to the extent that such enforceability may be limited due to laws relating to bankruptcy, reorganization, moratorium or other such laws. CTI does not have knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements. No event has occurred with respect to any agreement or contract to which CTI or a Subsidiary thereof is a party which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by CTI or a Subsidiary thereof, or to the knowledge of CTI, any other party thereto, except where such default would not have a Material Adverse Effect on CTI.

         3.21 Required Consents and Approvals. Except as set forth on SCHEDULE 3.21, no consent or approval is required by virtue of the execution hereof by CTI or the consummation of any of the transactions contemplated herein by CTI to avoid the violation or breach of, or the default under, or the creation of a lien on any asset of CTI or a Subsidiary thereof pursuant to the terms of, any regulation, order, decree or award of any Governmental Entity or any lease, agreement, contract, mortgage, note, license, permit, tariff, authorization or any other instrument to which CTI or a Subsidiary thereof is a party or to which it or any of its property or any of its capital stock is subject, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on CTI.

         3.22 Absence of Certain Changes and Events. Except as set forth on
SCHEDULE 3.22, since September 30, 1999, each of CTI and its Subsidiaries has conducted its business only in the ordinary course, and has not:

             (a) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of CTI or a Subsidiary thereof, or any direct or indirect redemption, purchase or other acquisition of such stock, or otherwise made any payment of cash or any transfer of other assets, to any shareholder or affiliate thereof (including, without limitation, the repayment of or on any indebtedness or other obligation); or transferred any assets from a Subsidiary to CTI;

            (b) suffered any Material Adverse Effect;

            (c) except for customary increases based on term of service or regular promotion of non-officer employees, increased (or announced any increase in) the compensation payable or to become payable to any employee or increased (or announced any increase in) any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees, or entered into or amended any material employment, consulting, severance or similar agreement;

            (d) incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

            (e) paid, discharged, satisfied or renewed any material claim, liability or obligation other than in the ordinary course of business and consistent with past practice;

            (f) permitted any asset to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind except for Permitted Liens;

            (g) waived any material claims or rights;

            (h) sold, transferred or otherwise disposed of any material asset, except in the ordinary course of business consistent with past practice;

            (i) made any single capital expenditure or investment in excess of $1,000,000;

            (j) made any change in any method, practice or principle of financial or tax accounting;

            (k) paid, loaned, advanced, sold, transferred or leased any asset to any employee, except for normal compensation involving salary and benefits or expenses reimbursed in the ordinary course of business, consistent with past practice;

            (l) issued or sold any of its capital stock or issued any warrant, option or other right to purchase shares of its capital stock, or any security convertible into its capital stock;

            (m) entered into any material commitment or transaction, other than in the ordinary course of business consistent with past practice, affecting the business of CTI or its Subsidiaries; or

              (n) agreed in writing, or otherwise, to take any action described in this Section 3.22.

         3.23 Brokers and Advisers. Except for Gerard Klauer Mattison & Co., Inc., no broker, agent or finder has rendered financial services to CTI in connection with the transactions contemplated by this Agreement.

         3.24 Information Supplied. None of the information supplied or to be supplied by CTI for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Registration Statement (each as defined herein) will, on the date it is first mailed to WAXS's stockholders or at the time of the WAXS Stockholders Meeting (in the case of the Proxy Statement/Prospectus) or on the date it is filed or declared effective by the SEC (in the case of the Registration Statement) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by CTI to its stockholders in connection with such stockholders' adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.25 CTI Board Approval. The Board of Directors of CTI, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "CTI Board Approval"), has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of CTI and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) declared the advisability of this Agreement, the Merger and the other transactions contemplated hereby, and, further, (iv) recommended that the stockholders of CTI approve and adopt this Agreement, the Merger and the other transactions contemplated hereby and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by CTI's stockholders.

         3.26 Required CTI Stockholder Vote. The affirmative vote of holders of shares of CTI Common Stock, CTI Series A Preferred Stock and CTI Series B Preferred Stock voting as three (3) separate classes, representing a majority of the outstanding shares of each such class (the "Required CTI Stockholder Vote"), are the only votes of the holders of any class or series of CTI capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

         3.27 Disclosure. No representations or warranties by CTI in this Agreement (as qualified by the corresponding Schedules delivered by CTI pursuant hereto) contain any untrue statement of material fact, or omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF WAXS AND MERGER SUB

         WAXS and Merger Sub hereby represent and warrant to CTI as follows:

         4.1 Organization. WAXS and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation and have all requisite corporate power and authority to effect the transactions and perform their obligations as contemplated hereunder. Except as set forth on SCHEDULE 4.1, Exhibit 21.1 to WAXS's Annual Report on Form 10-K for the year ended December 31, 1998 includes all the Subsidiaries of WAXS which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). Except as disclosed on SCHEDULE 4.1 or in the WAXS SEC Reports (as defined herein), all the outstanding shares of capital stock of, or other equity interest in, each such Significant Subsidiary owned or held by WAXS have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by WAXS, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for such matters as would not have a Material Adverse Effect on WAXS. Neither WAXS nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Subsidiaries of WAXS) that is or would reasonably be expected to be material to WAXS and its Subsidiaries taken as a whole.

         4.2 Authorization. Subject to the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of WAXS by the Required WAXS Vote, WAXS has the right, power and authority to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, including the issuance of the WAXS Common Stock as contemplated hereunder. The execution, delivery and performance of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of WAXS, subject to the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of WAXS by the Required WAXS Vote. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by WAXS and constitute a legal, valid and binding obligation of WAXS, enforceable in accordance with their terms, except to the extent such enforceability may be limited by applicable bankruptcy, reorganization, moratorium or other such laws affecting the rights of creditors generally. Merger Sub has the right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, reorganization, moratorium or other such laws affecting the rights of creditors generally.

         4.3 No Conflict. The execution and delivery of this Agreement and the Escrow Agreement by WAXS, the execution and delivery of this Agreement by Merger Sub, the consummation of the transactions contemplated herein and therein by WAXS and Merger Sub, as applicable, and the performance of the covenants and agreements of WAXS and Merger Sub will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any charter document or bylaw of WAXS or Merger Sub, (ii) except as set forth in SCHEDULE 4.3, violate, conflict with or result in a breach or default under or give rise to a right of termination, amendment, cancellation or acceleration of any term, condition or obligation under any material mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which WAXS or Merger Sub is a party or by which WAXS or Merger Sub or any of its or their properties may be bound, (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any Governmental Entity, to which WAXS or Merger Sub is a party or by which WAXS or Merger Sub or any of its or their properties may be bound or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of WAXS or Merger Sub, except, with respect to the foregoing clauses (ii),
(iii) or (iv), where there would arise no Material Adverse Effect on WAXS or Merger Sub therefrom.

         4.4 Validity of Issuance. The shares of WAXS Common Stock, when issued in accordance with Section 1.7 hereof, will be duly authorized, validly issued, fully paid and nonassessable.

         4.5      Capital Structure. As of February 11, 2000:

                  (a) The authorized capital stock of WAXS consists of (A) 150,000,000 shares of WAXS Common Stock, of which 53,787,805 shares are outstanding and no shares are held in treasury of WAXS and (B) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which 50,000 shares designated as 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, par value $.01 per share (the "Series A Preferred Stock"), and 350,259.875 shares designated as Convertible Preferred Stock, Series C (the "Series C Preferred Stock"), are outstanding. WAXS has reserved or has available 4,347,827 shares of WAXS Common Stock for issuance upon conversion of the Series A Preferred Stock and 18,027,478 shares of WAXS Common Stock for issuance upon conversion of the Series C Preferred Stock. All issued and outstanding shares of the capital stock of WAXS are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. In addition to the option described in Item 1 of SCHEDULE 4.5, there are outstanding options, warrants or other rights (a "WAXS Stock Option") to acquire 13,133,837 shares of capital stock from WAXS.

                  (b) No bonds, debentures, notes or other indebtedness of WAXS having the right to vote on any matters on which holders of capital stock of WAXS may vote are issued or outstanding.

                  (c) Except as otherwise set forth in this Section 4.5, the WAXS SEC Reports (as defined below) or SCHEDULE 4.5 and as contemplated by
Section 1.5 and Section 1.6, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which WAXS or any of its Subsidiaries is a party or by which any of them is bound obligating WAXS or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of WAXS or any of its Subsidiaries or obligating WAXS or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth on SCHEDULE 4.5 or the WAXS SEC Reports, there are no outstanding obligations of WAXS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of WAXS or any of its Subsidiaries.

         4.6      Reports and Financial Statements.

                  (a) WAXS has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it under the federal securities laws with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "WAXS SEC Reports"). No Subsidiary of WAXS is required to file any form, report, registration statement, prospectus or other document with the SEC not otherwise filed with a WAXS SEC Report. None of the WAXS SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The WAXS SEC Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the time of filing of such reports, not misleading. Each of the financial statements (including the related notes) included in the WAXS SEC Reports (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of WAXS and its Subsidiaries as of the respective dates or for the respective periods set forth therein all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and will not be material in amount. All of such WAXS SEC Reports, as of their respective dates (or as of the date of any amendment to the respective WAXS SEC Report filed prior to the date of this Agreement), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

                  (b) Except as disclosed on SCHEDULE 4.6 or in the WAXS SEC Reports, since December 31, 1999, WAXS and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of WAXS and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not have a Material Adverse Effect on WAXS.

         4.7 Brokers and Advisers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, no broker, agent or finder has rendered financial services to WAXS in connection with the transactions contemplated by this Agreement.

         4.8 Information Supplied. None of the information supplied or to be supplied by WAXS for inclusion or incorporation by reference in the Proxy Statement/Prospectus (as defined herein) will, on the date it is first mailed to WAXS's stockholders, or at the time of the WAXS Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will, on the date it is first mailed to WAXS's stockholders and at the time of the WAXS Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

         4.9 WAXS Board Approval. The Board of Directors of WAXS, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "WAXS Board Approval"), has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of WAXS and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) declared the advisability of this Agreement, the Merger and the other transactions contemplated hereby, and, further, (iv) recommended that the stockholders of WAXS approve and adopt this Agreement, the Merger and the other transactions contemplated hereby and directed that this Agreement and the transactions contemplated hereby by submitted for consideration by WAXS's stockholders at the WAXS Stockholders Meeting.

         4.10     Required WAXS Stockholder Vote. Except as set forth on
SCHEDULE 4.10, the affirmative vote of holders of shares of WAXS Common Stock, Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, representing a majority of the outstanding shares of WAXS Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the "Required WAXS Vote"), is the only vote of the holders of any class or series of WAXS capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

         4.11 Required Merger Sub Board Approval. The Board of Directors of Merger Sub, by resolutions duly adopted by a unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub and its sole stockholder, WAXS, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) declared the advisability of this Agreement, the Merger and the other transactions contemplated hereby, and, further, (iv) recommended that WAXS adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

         4.12 Required Merger Sub Stockholder Vote. The affirmative vote of WAXS, as sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. WAXS, in its capacity as sole stockholder of Merger Sub, has, by resolutions duly adopted by written consent (the "Merger Sub Stockholder Resolutions") adopted this Agreement and approved the Merger and the other transactions contemplated hereby.

         4.13     Litigation; Compliance with Laws.

                  (a) Except as disclosed on SCHEDULE 4.13 or in the WAXS SEC Report, there is no suit, investigation, action or proceeding pending or, to the knowledge of WAXS, threatened, against or affecting WAXS or any Subsidiary of WAXS having, or which would have a Material Adverse Effect on WAXS, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against WAXS or any Subsidiary of WAXS having, or which would have a Material Adverse Effect on WAXS.

                  (b) Except as would not have a Material Adverse Effect on WAXS, WAXS and its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of WAXS and its Subsidiaries (the "WAXS Permits"). WAXS and its Subsidiaries are in compliance with the terms of the WAXS Permits, except as disclosed in the WAXS SEC Reports or where the failure to be valid and in full force and effect or to so comply would not have a Material Adverse Effect on WAXS. The businesses of WAXS and its Subsidiaries are not being conducted in violation of, and WAXS has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except as disclosed in the WAXS SEC Reports or for violations which would not have a Material Adverse Effect on WAXS.

         4.14     Absence of Certain Changes or Events. Except as disclosed on
SCHEDULE 4.14 or in the WAXS SEC Reports and except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1998 through and including the date hereof, (i) WAXS and its Subsidiaries have conducted, in all material respects, their business only in the ordinary course and (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on WAXS, other than any change, circumstance or effect relating (A) to the economy or financial markets in general, or (B) in general to the industries in which WAXS and its Subsidiaries operate and not specifically relating to WAXS and its Subsidiaries.

         4.15     Tax Matters. Except as set forth on SCHEDULE 4.15:

                  (a) (i) All material Tax Returns required to be filed under applicable law by WAXS and each of its Subsidiaries have been filed, or requests for extensions have been timely filed and have not expired; (ii) all such Tax Returns filed by WAXS and its Subsidiaries are complete and accurate in all material respects; (iii) all Taxes shown to be due on such Tax Returns or on subsequent assessments with respect thereto have been paid or the WAXS SEC Reports reflect that adequate reserves have been established for the payment of such Taxes, and no other material Taxes are payable by WAXS or any of its Subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement; (iv) there are no material liens on any of the assets of WAXS or any of its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that WAXS and its Subsidiaries is contesting in good faith through appropriate proceedings and for which the WAXS SEC Reports reflect that appropriate reserves have been established; and (v) there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any Taxes of WAXS and its Subsidiaries that might reasonably be expected to result in a Tax determination which would have a Material Adverse Effect on WAXS.

                  (b) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of WAXS or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Section 280G of the Code.

                  (c) Neither WAXS nor any of its Subsidiaries is a party to a Tax Sharing Agreement.


                  (d) (i) During the five (5) year period beginning as of the Effective Time, neither WAXS nor any person "related" to WAXS within the meaning of Treas. Reg. ss. 1.368-1(e)(3) will (A) be under any obligation and will have entered into any agreement to redeem or repurchase any of the WAXS Common Stock issued in the Merger or to make any "extraordinary distributions" within the meaning of Treas. Reg. ss. 1.368-1T(e)(1)(ii)(A) in respect of the WAXS Common Stock and (B) have a plan or intention to reacquire any of the WAXS Common Stock issued in the Merger either directly or through any transaction, agreement or arrangement with any other person, except (X) for escrowed shares of WAXS Common Stock, if any, which may be returned to WAXS pursuant to the Escrow Agreement and (Y) that WAXS may repurchase shares of WAXS Common Stock on the open market through a broker for the prevailing market price pursuant to an open-market repurchase program as described in Rev. Rul. 99-58, 1999-52 I.R.B.
701. To the knowledge of WAXS, any third party who may acquire WAXS Common Stock from Roger Abbott and Rosalind Abbott as former CTI stockholders after the Merger as contemplated by the Abbott Voting and Stock Transfer Restriction Agreement will not be a person related to WAXS within the meaning of Treas. Reg. ss. 1.368-1(e)(3) and to the knowledge of WAXS, there are no facts and circumstances indicating that the cash to be used by any such third party to purchase the WAXS Common Stock from such former CTI stockholders receiving such WAXS Common Stock in the Merger will in substance be exchanged by WAXS or any of its Subsidiaries for CTI Capital Stock.

                           (ii)     As of the Effective Time, neither WAXS nor
any person related to WAXS within the meaning of Treas. Reg. ss. 1.368-1(e)(3) will own beneficially or of record, nor will have owned during the past five (5) years, any CTI Capital Stock or securities of CTI or options or instruments giving the holder thereof the right to acquire CTI Capital Stock or securities of CTI.

                           (iii)    Prior to or in the Merger, neither WAXS nor
any person related to WAXS within the meaning of Treas. Reg. ss. 1.368-1(e)(3) will have acquired directly or through any transaction, agreement or arrangement with any other person, any capital stock of CTI with consideration other than shares of WAXS Common Stock.

                           (iv)     The fair market value of the WAXS Common
Stock (inclusive of Contingent Shares, if any) and cash in lieu of fractional shares of WAXS Common Stock, if any, together with any cash paid or shares of WAXS Common Stock issued, as the case may be, in satisfaction of accrued unpaid dividends on CTI Preferred Stock, received by each holder of CTI Capital Stock in the Merger will be approximately equal to the fair market value of the shares of CTI Capital Stock surrendered in the Merger by each CTI stockholder.

                           (v)      Following the Merger, WAXS will cause Merger
Sub to continue CTI's "historic business" within the meaning of Treas. Reg. ss. 1.368-1(d) or use a significant portion of CTI's historic business assets in a business. For purposes of this representation, Merger Sub will be treated as conducting CTI's historic business or using a significant portion of CTI's historic business assets in a business if (a) the members of the WAXS "qualified group" (as defined below in this Section 4.15(d)(viii)), in the aggregate, continue the historic business of CTI or use a significant portion of CTI's historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership in which (1) the members of the WAXS qualified group, in the aggregate, own at least a thirty-three and one third percent
(33 1/3%) interest in the partnership, or (ii) one or more members of the qualified group has active and substantial management functions as a partner with respect to the partnership business and the members of the qualified group, in the aggregate, own at least a twenty percent (20%) interest in the partnership.

                           (vi)     On and prior to the Effective Time, WAXS
will be in "control" of Merger Sub within the meaning of Section 368(c) of the Code, which is a newly-formed corporation that was organized for the sole purpose of facilitating the Merger.

                           (vii)    WAXS has no plan or intention, and WAXS has
no plan or intention to cause the Merger Sub, to issue additional shares of its capital stock following the Merger, or take any other action, that would result in WAXS losing "control" of the Merger Sub within the meaning of Section 368(c) of the Code.

                           (viii)   WAXS has no plan or intention following the
Merger to liquidate the Merger Sub; to merge the Merger Sub with and into another corporation; to sell or otherwise dispose of the stock of the Merger Sub; or to cause the Merger Sub to sell or otherwise dispose of any of the assets acquired from CTI, except for dispositions made in the ordinary course of business or for transfers or successive transfers of all or part of the assets acquired from CTI to a member(s) of the WAXS qualified group or to a partnership that has a member(s) of the qualified group as a partner who own, in the aggregate, at least a thirty-three and one third percent (33 1/3%) interest in the partnership, or (ii) one or more members of the qualified group has active and substantial management functions as a partner with respect to the partnership business and the members of the qualified group, in the aggregate, own at least a twenty percent (20%) interest in the partnership. For purposes of this Section 4.15(d) and as set forth under Treas. Reg. ss. 1.368-1(d)(4)(ii), the term "qualified group" shall mean one or more chains of corporations connected through stock ownership with WAXS, but only if WAXS owns directly stock meeting the requirements of Section 368(c) of the Code in at least one other corporation, and stock meeting the requirements of Section 368(c) of the Code in each of the corporations (except WAXS) is owned directly by one of the other corporations.

                           (ix)     WAXS and Merger Sub will pay their
respective expenses, if any, incurred in connection with the Merger.

                           (x)      There is no intercorporate indebtedness
existing between WAXS and CTI or between the Merger Sub and CTI that was issued, acquired, or will be settled at a discount.

                           (xi)     Neither WAXS nor Merger Sub is a regulated
investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. For purposes of the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

                           (xii)    No stock of the Merger Sub will be issued in
the Merger.

                           (xiii)   Neither WAXS nor the Merger Sub is under the
jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

                           (xiv)    In the Merger, to the knowledge of WAXS, the
Merger Sub will acquire at least ninety percent (90%) of the fair market value of CTI's net assets, and at least seventy percent (70%) of the fair market value of CTI's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by CTI to dissenters or to CTI stockholders who receive cash or other property, CTI assets used by CTI to pay reorganization expenses, and CTI assets used for redemptions and distributions (excluding regular, normal dividends) made by CTI prior to the Effective Time will be included as assets of CTI held immediately prior to the Merger.

                           (xv)     None of the compensation received by any
stockholder-employee of CTI will be separate consideration for, or allocable to, any of the shares of CTI Capital Stock held by such stockholder-employee; none of the shares of WAXS Common Stock issued in the Merger and received by any stockholder-employee of CTI will be separate consideration for, or allocable to, any employment agreement, agreement not to compete or any other compensation owed or owing to such stockholder-employee; and the compensation paid to any stockholder-employee of CTI will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                           (xvi)    The payment of cash in lieu of fractional
shares of WAXS Common Stock is solely for the purpose of avoiding the expense and inconvenience to WAXS of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to CTI stockholders instead of issuing fractional shares of WAXS Common Stock will not exceed one percent (1%) of the total Merger Consideration that will be issued in the Merger.

                           (xvii)   Prior to the Effective Time, neither WAXS
nor any Subsidiary of WAXS has distributed the stock of any corporation in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

                           (xviii)  The principal purposes of WAXS for
participating in the Merger are bona fide purposes unrelated to Taxes, and the terms of this Agreement are the product of arm's-length negotiations.

                           (xix)    To the extent of the shares of WAXS Common
Stock, including Contingent Shares, if any, that are placed in escrow under the Escrow Agreement for possible return to WAXS under the conditions specified in such Escrow Agreement and this Agreement: (1) there is a valid business reason for establishing the escrow arrangement; (2) the shares of WAXS Common Stock subject to the Escrow Agreement at the Effective Date, including the Contingent Shares, if any, which are issued pursuant to Section 1.7(d) hereunder and subsequently become subject to the Escrow Agreement, will each appear as issued and outstanding on the balance sheet of WAXS and such shares will be legally outstanding under applicable state law; (3) all dividends paid on such stock by WAXS will be distributed to the former CTI stockholders; (4) all voting rights of such stock held under the Escrow Agreement will be exercisable by the former CTI stockholders or on their behalf by the Shareholder Representative; (5) such stock will not be subject to restrictions requiring its return to WAXS because of the death, failure to continue employment or similar restrictions; (6) all such stock will be released from the Escrow Agreement within five (5) years after the Effective Time (except where there is a bona fide dispute as to whom such stock should be released); (7) the return of such stock to WAXS will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the CTI stockholders; (8) the return of such stock to WAXS will not be triggered by the payment of additional Tax or reduction in Taxes paid as a result of an IRS audit of the CTI stockholders, Merger Sub or WAXS either (x) with respect to the Merger or (y) when the Merger involves a related person within the meaning of Section 267(c)(4) of the Code;
(9) the mechanism for the calculation of the number of shares of WAXS Common Stock to be returned to WAXS from the Escrow Fund is objective and readily ascertainable; and (10) at least fifty percent (50%) of the number of shares of WAXS Common Stock issued as of Effective Time to the CTI stockholders will not be subject to the Escrow Agreement or the Expense Fund.

                           (xx)     As to the Contingent Shares, if any, which
may be issued by WAXS pursuant to Section 1.7(d) hereunder: (1) all the Contingent Shares will be issued by WAXS pursuant to Section 1.7(d) of this Agreement within five (5) years from the Effective Time and as to any Contingent Shares which are placed in escrow under the Escrow Agreement, such Contingent Shares will be released from the Escrow Agreement within five (5) years after the Effective Time (except where there is a bona fide dispute as to whom such stock should be released); (2) there is a valid business reason for the provisions in Section 1.7(d) concerning the possible issuance of Contingent Shares; (3) the maximum number of Contingent Shares that may be issued is stated hereunder; (4) at least fifty percent (50%) of the maximum number of shares of WAXS Common Stock (inclusive of the Contingent Shares) will be issued as of the Effective Time pursuant to Section 1.7(c) hereunder; (5) the Section 1.7(d) provisions concerning the possible right to receive Contingent Shares after the Effective Time prohibit assignment of such rights except by operation of law;
(6) the Section 1.7(d) provisions can give rise only to the receipt of additional WAXS Common Stock; (7) such stock issuance will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the CTI stockholders; (8) such stock issuance will not be triggered by the payment of additional Tax or reduction in Taxes paid as a result of an IRS audit of the CTI shareholders or WAXS either (x) with respect to the Merger or (y) when the Merger involves related persons within the meaning of Section 267(c)(4) of the Code; and (9) the mechanism in Section 1.7(d) hereunder for the calculation of Contingent Shares to be issued is objective and readily ascertainable.

                           (xxi)    To the knowledge of WAXS, there is a valid
business reason for the escrow of shares of WAXS Common Stock comprising the Expense Fund pursuant to Section 2.14 of this Agreement, and to the knowledge of WAXS, the escrow provisions of Section 2.14 satisfy the specific requirements of
Section 3.06 of IRS Revenue Procedure 77-37, as it has been amplified and superseded by the IRS.


                                   ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

         5.1 Covenants of CTI. During the period from the date of this Agreement and continuing until the Effective Time, CTI agrees as to itself and its Subsidiaries that:

                  (a) Ordinary Course. Except with respect to any of the matters described on any of the Schedules to Sections 5(b), (c), (e), (f), (g), (h) or (j), CTI and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, substantially in accordance with past practice, in all material respects.

                  (b) Dividends; Changes in Share Capital. Except as set forth on SCHEDULE 5.1(b), CTI shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by wholly-owned Subsidiaries of CTI (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such action by a wholly-owned Subsidiary of CTI which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of CTI or any of its Subsidiaries or any securities convertible into or exercisable for any shares of such capital stock except for the purchase from time to time by CTI of CTI Common Stock in the ordinary course of business consistent with past practice in connection with the CTI Employee Benefit Plans.

                  (c)      Issuance of Securities. Except as set forth on
SCHEDULE 5.1(c), CTI shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of CTI Common Stock upon the exercise of CTI Stock Options or in connection with other stock-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms or (ii) issuances by a wholly-owned Subsidiary of CTI of capital stock to such Subsidiary's parent or another wholly-owned subsidiary of CTI.

                  (d) Governing Documents. Neither CTI nor any of its Subsidiaries shall amend or propose to amend their respective certificates of incorporation, bylaws or other governing documents.

                  (e) Acquisitions. Except as set forth on SCHEDULE 5.1(e), CTI shall not, and shall not permit any of its Subsidiaries to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of CTI and its Subsidiaries in the ordinary course).

                  (f) Sales. Except as set forth on SCHEDULE 5.1(f), CTI shall not, and shall not permit any of its Subsidiaries to, sell or agree to sell by merging or consolidating with, or by selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise sell or agree to sell any assets (other than the sale of assets used in the operations of the business of CTI and its Subsidiaries in the ordinary course).

                  (g)      Investments; Indebtedness. Except as set forth on
Schedule 5.1(g), CTI shall not, and shall not permit any of its Subsidiaries to make any capital expenditures or capital investments or make any loans, advances or capital commitments to, or investments in, any other person, in excess of $5,000,000 in the aggregate other than (x) by CTI or a Subsidiary of CTI to or in CTI or in any Subsidiary of CTI or (y) pursuant to any contract or other legal obligation of CTI or any of its Subsidiaries existing at the date hereof. Except as set forth on SCHEDULE 5.1(g), CTI shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any indebtedness, issuances of debt guarantees, loans or advances not in existence as of the date hereof except pursuant to credit facilities, indentures and other arrangements in existence on the date hereof (as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date hereof) or in the ordinary course of business consistent with past practice.

                  (h) Compensation. Other than as contemplated by SCHEDULE 5.1(h) or SCHEDULE 5.1(c), CTI shall not (i) increase the amount of compensation of any director or executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, (ii) make any increase in or commitment to increase any employee benefits, except in the ordinary course of business, consistent with past practice or as required by an agreement existing on the date hereof, (iii) issue any options, warrants or other rights to acquire any shares of CTI Capital Stock or adopt or make any commitment to adopt any agreement, arrangement, commitment or policy which, if in affect as of the date hereof, would constitute a CTI Employee Benefit Plan under Section 3.12(a) hereof or (iv) make any contribution, other than regularly scheduled contributions, to any CTI Employee Benefit Plan.

                  (i) Accounting Methods; Income Tax Matters. CTI shall not change its methods of accounting in effect on December 31, 1999, except as required by changes in GAAP as concurred in by CTI's independent auditors. CTI shall not (i) change its fiscal year, (ii) make any material tax election, (iii) adopt or change any Tax accounting method, (iv) enter into any closing agreement, settle or compromise a Tax liability with a Tax authority, (v) surrender any right to claim a refund of Taxes, or (vi) take (or permit any Subsidiary of CTI to take) any other action which would have the effect of materially increasing the Tax liability or materially decreasing any Tax asset of CTI or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice.

                  (j) Certain Agreements. Except as set forth on SCHEDULE 5.1(j) and except for extensions or renewals of agreements in existence on the date hereof, CTI shall not, and shall not permit any of its Subsidiaries to, without the prior consent of WAXS (which consent shall not be unreasonably withheld or delayed), enter into any agreement or arrangement which, if it had been entered into prior to the execution of this Agreement, would have been a Material Contract.

                  (k) Litigation. CTI shall not and shall not permit any of its Subsidiaries to settle or, compromise any litigation, except where the amount paid or payable, in each case, does not exceed $1,000,000.

         5.2 Control of CTI's Business. Nothing contained in this Agreement shall give WAXS, directly or indirectly, the right to control CTI's operations prior to the Effective Time. Prior to the Effective Time, CTI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1      Preparation of Proxy Statement: Stockholders Meetings.

                  (a) As promptly as reasonably practicable following the date hereof, WAXS shall prepare and file with the Securities and Exchange Commission (the "SEC") materials which shall constitute its proxy statement and prospectus in connection with the WAXS Stockholders Meeting (such proxy statement and prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and WAXS shall prepare and file a registration statement on Form S-4 with respect to the issuance of all WAXS Common Stock in the Merger, including, without limitation, the Contingent Shares and the shares of WAXS Common Stock issuable to the holders of CTI Preferred Stock as contemplated by
Section 2.6(b) (the "Registration Statement"). The Proxy Statement/Prospectus will be included in and will constitute a part of the Registration Statement as WAXS's prospectus. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. WAXS shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the actions contemplated thereby. CTI shall use its reasonable best efforts to cooperate with and assist WAXS in connection with the preparation and amendment of the Proxy Statement/Prospectus and the Registration Statement. WAXS will provide CTI with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC, and will provide CTI with a copy of all such filings made with the SEC. WAXS will use reasonable efforts to cause the Joint Proxy Statements/Prospectus to be mailed to WAXS's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. WAXS shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of WAXS Common Stock and CTI shall furnish all information concerning CTI and the holders of CTI Capital Stock as may be reasonably requested in connection with any such action. WAXS will advise CTI promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order or the suspension of the qualification of the WAXS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Registration Statement. If at any time prior to the Effective Time any information relating to WAXS or CTI, or any of their respective affiliates, officers or directors, should be discovered by WAXS or CTI which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of WAXS and CTI.

                  (b) CTI shall, as promptly as reasonably practicable following the execution of this Agreement, (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (which meeting the parties intend to be held no later than 30 days following the date on which the Registration Statement has been declared effective by the SEC) for the purpose of obtaining or (ii) duly take all lawful action to obtain by written consent pursuant to the CGCL, the required vote of its stockholders with respect to the actions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the stockholders of CTI by written consent or otherwise. The Board of Directors of CTI shall recommend adoption of this Agreement by the stockholders of CTI and shall not withdraw, modify or materially qualify in any manner adverse to WAXS such recommendation or take any action or make any statement materially inconsistent with such recommendation (collectively, an "Adverse Change in the CTI Recommendation"); provided, however, that the foregoing shall not prohibit accurate disclosure of factual information regarding the business, financial condition or results of operations of WAXS or CTI or the fact that an Acquisition Proposal (as defined in Section 6.4) has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of CTI does not withdraw, modify or materially qualify in any manner adverse to WAXS its recommendation) in the Registration Statement or the Proxy Statement/Prospectus, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law.

                  (c) WAXS shall, as promptly as reasonably practicable following the execution of this Agreement, duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "WAXS Stockholders Meeting") (which meeting the parties intend to be held no later than 30 days following the date on which the Registration Statement has been declared effective by the SEC) for the purpose of obtaining the required vote of its stockholders with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of the transactions contemplated hereby by the stockholders of WAXS. The Board of Directors of WAXS shall recommend approval of the transactions contemplated hereby by the stockholders of WAXS and shall not withdraw, modify or materially qualify in any manner adverse to CTI such recommendation or take any action or make any statement in connection with the WAXS Stockholders Meeting materially inconsistent with such recommendation; provided, however, that the foregoing shall not prohibit accurate disclosure of factual information regarding the business, financial condition or operations of WAXS or CTI.

         6.2 Access to Information. Upon reasonable notice, each of CTI and WAXS shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other parties hereto reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, each of CTI and WAXS shall (and shall cause its Subsidiaries to) furnish promptly to the other parties hereto
(a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either CTI or WAXS may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any governmental entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated January 6, 2000, between CTI and WAXS (the "Confidentiality Agreement"). Any investigation by WAXS or CTI shall not affect the representations and warranties made herein of CTI or WAXS, as the case may be.

         6.3      Reasonable Efforts.

                  (a) Subject to the terms and conditions of this Agreement, each party will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. The parties each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by it or any of its Subsidiaries or affiliates from any governmental entity or third party with respect to the Merger or any of the other transactions contemplated by this Agreement, in each case, to the extent permitted by law or regulation or any applicable confidentiality agreements existing on the date hereof.

                  (b) The parties shall promptly prepare and file any required notifications with the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The parties shall cooperate with each other in connection with the preparation of such notifications and related matters, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notifications to the other prior to filing; provided, that WAXS and CTI shall have the right to redact any dollar revenue information from the copies of such notifications provided to the other parties. The parties shall keep all information about the other obtained in connection with the preparation of such notification confidential pursuant to the terms of the Confidentiality Agreement. Each party shall pay the filing fee required under the regulations promulgated pursuant to the HSR Act with respect for the notification for which such party is the "Acquiring Person" (as defined in the regulations promulgated to the HSR Act).

         6.4 Acquisition Proposals. Without the prior written consent of WAXS, pending the Closing, CTI agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its employees, officers, directors, affiliates, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by any of them) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar action involving CTI, or any purchase or sale of a material portion of the assets of (including stock of Subsidiaries) of CTI, taken as a whole, or any purchase or sale of, or tender or exchange offer for, a material portion of the equity securities of CTI (any such proposal or offer being referred to herein as an "Acquisition Proposal"). CTI further agrees that neither it nor any of its Subsidiaries shall, and that it shall cause it and its Subsidiaries' officers, directors, affiliates, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. CTI agrees that it and its Subsidiaries will, and will cause its officers, directors, affiliates, employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. CTI agrees that it will promptly inform its directors, officers, affiliates, key employees, agents and representatives of the obligations undertaken in this Section 6.4.

         6.5 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a parry hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

         6.6 Public Announcements. Neither WAXS nor CTI shall, without the prior consent of the other party, issue a press release or any other public statement with respect to this Agreement or the transactions contemplated hereby except pursuant to a joint communications plan, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, in which case the parties shall use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

         6.7 Listing. So long as WAXS Common Stock is quoted on the Nasdaq or listed on any national securities exchange, WAXS, if permitted by the rules of such system or exchange, will quote or list and keep quoted or listed on such system or exchange, all WAXS Common Stock issuable pursuant to Article I hereof. WAXS shall not voluntarily cause or take any steps to voluntarily cause WAXS Common Stock to fail to be quoted on the Nasdaq or a national securities exchange.

         6.8 Termination of Tax Sharing Agreements. As of the Effective Time, CTI shall cause all Tax Sharing Agreements to which CTI or any of its Subsidiaries is a party to be terminated and of no further force and effect after the Effective Time, thereby extinguishing any rights or obligations of any party thereunder.

         6.9 Bridge Financing. WAXS agrees to make funds available to Borrower (as defined in that certain Participation Agreement, of even date herewith, between Foothill Capital Corporation and WAXS (the "Participation Agreement")) on and subject to the terms and conditions set forth in the Participation Agreement.

         6.10 Tax Treatment; Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treas. Reg. ss.1.368-2(g). During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of WAXS, CTI or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure to act which could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. After the Merger and pursuant to the plan of reorganization set forth in this Agreement, WAXS expects to transfer some or all of the assets of the Surviving Corporation in a manner permitted under
Section 368(a)(2)(C) of the Code and Treas. Reg. ss.1.368-2(k). WAXS and CTI agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. To this end, none of WAXS, CTI nor Merger Sub, nor, after the Merger, the Surviving Corporation will take any position on any federal, state or local income or franchise Tax Return, or take any other Tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise Tax law.

         6.11     Directors' and Officers' Indemnification and Insurance.

                  (a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, WAXS shall indemnify and hold harmless each present (as of the Effective Time) or former officer or director of CTI and its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of CTI or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including those related to this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law; provided that no Indemnified Party may settle any such claim without the prior approval of WAXS (which approval shall not be unreasonably withheld or delayed). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from WAXS within ten (10) business days of receipt by WAXS from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the CGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                  (b) WAXS shall maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by CTI with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that WAXS may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof; and provided, further, that in no event shall WAXS be required to pay annual premiums for such insurance in excess of 125% of the annual premiums currently paid by CTI for such insurance. Notwithstanding the foregoing, if the insurance policies that WAXS would be required to maintain pursuant to this
Section 6.11(b) would require the payment of aggregate annual premiums in excess of 125% of the aggregate annual premiums in effect under such policies of CTI as of the date hereof (the "CTI Policies"), then WAXS shall be obligated to use commercially reasonable efforts to obtain and maintain such substitute policies of insurance as are the best available as to amount and other coverage terms and conditions for annual premiums equal to 125% of the aggregate annual premiums in respect of the CTI Policies.

                  (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this
Section 6.11 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                  (d) The covenants contained in this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

                  (e) In the event that WAXS or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of WAXS or the purchaser of such properties and assets shall succeed to the obligations set forth in this Section 6.11.

         6.12 Merger Sub Stockholder Resolutions. Pending the Closing, WAXS shall not rescind or modify in any material respect the Merger Sub Stockholder Resolutions.

         6.13 Compliance with Dissenters' Rights Statute. CTI shall comply with all procedures and requirements applicable to CTI under Chapter 13 of the CGCL.

         6.14 Good Faith. The parties shall perform and exercise their respective obligations and rights provided for hereunder in good faith.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of CTI, Merger Sub and WAXS to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (b) Stockholder Approval. The stockholders of WAXS shall have approved this Agreement and the Merger by the Required WAXS Vote and the stockholders of CTI shall have approved this Agreement and the Merger by the Required CTI Vote.

                  (c) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of WAXS or CTI, threatened by the SEC.

                  (d) Escrow Agreement. WAXS, CTI and the Escrow Agent shall have executed and delivered an escrow agreement in the form attached hereto as Exhibit A (the "Escrow Agreement").

         7.2 Additional Conditions to Obligations of WAXS. The obligations of WAXS to effect the Merger are subject to the satisfaction of, or waiver by WAXS, on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of CTI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case any such representations and warranties shall be true and correct as of such date), except where any failures to be true and correct would not have a Material Adverse Effect on WAXS or the Surviving Corporation, and WAXS shall have received a certificate of the chief executive officer and the chief financial officer of CTI to such effect.

                  (b) Performance of Obligations of CTI. CTI shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and WAXS shall have received a certificate of the chief executive officer and the chief financial officer of CTI to such effect.

                  (c) Consents and Approvals. All consents, approvals and actions of, filings with and notices to any governmental entity required to consummate the Merger and the other transactions contemplated hereby, or of any other third party required of CTI or any of its Subsidiaries to consummate the Merger and the other transactions contemplated hereby shall have been obtained, except where the failure to obtain any such consent or approval would not have a Material Adverse Effect on WAXS or the Surviving Corporation; provided, however, that the provisions of this Section 7.2(c) shall not be available to WAXS if WAXS's failure to fulfill its obligations pursuant to Section 6.3 shall have been the cause of, or shall have resulted in, the failure to obtain any such consent or approval.

                  (d) No Material Change. CTI and its Subsidiaries, taken as a whole, shall not have suffered, since the date hereof, a Material Adverse Effect, other than any change, circumstance or effect relating (i) to the economy or financial markets in general, or (ii) in general to the industries in which CTI operates and not specifically relating to CTI.

                  (e) Opinion of Counsel to CTI. WAXS shall have received from O'Melveny & Myers LLP an opinion, dated the Closing Date, in the form attached hereto as Exhibit B.

                  (f) No Injunctions or Restraints; Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise would have a Material Adverse Effect on WAXS or the Surviving Corporation; provided, however, that the provisions of this
Section 7.2(f) shall not be available to WAXS if its failure to fulfill its obligations pursuant to Section 6.3 shall have been the cause of, or shall have resulted in any such order or injunction.

                  (g) Trading Price. The average of the closing prices of WAXS Common Stock as reported on the Nasdaq for the ten (10) consecutive trading days ending at the close of trading on the second (2nd) trading day preceding the Closing shall not be below $15.00.

                  (h) Dissenters' Rights. CTI shall have complied with all procedures and requirements applicable to it under Chapter 13 of the CGCL, the period for exercising dissenters' rights pursuant to the CGCL in connection with the Merger shall have expired and holders of less than one percent (1%) of the shares of CTI Capital Stock issued and outstanding immediately prior to the Closing shall have exercised such dissenters' rights, and WAXS shall have received a certificate from an officer of CTI to all such effects.

                  (i) Approval of CTI Preferred Stock. All of the shares of outstanding CTI Preferred Stock shall have been voted in favor of this Agreement, the Merger and the other transactions contemplated hereby (which vote shall not have been rescinded or modified in any way) and such shares have been converted into not more than 8,282,829 shares of CTI Common Stock pursuant to the terms and conditions of the Certificate of Determination of Preferences of the CTI Series A Preferred Stock and the CTI Series B Preferred Stock, as applicable.

         7.3 Additional Conditions to Obligations of CTI. The obligations of CTI to effect the Merger are subject to the satisfaction of, or waiver by CTI, on or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of WAXS set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case any such representations and warranties shall be true and correct as of such date), except where any failures to be true and correct would not have a Material Adverse Effect on WAXS, and CTI shall have received a certificate of the chief executive officer and the chief financial officer of WAXS to such effect.

                  (b) Performance of Obligations of WAXS. WAXS shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and CTI shall have received a certificate of the chief executive officer and the chief financial officer of WAXS to such effect.

                  (c) Consents and Approvals. All consents, approvals and actions of, filings with and notices to any governmental entity required to consummate the Merger and the other transactions contemplated hereby, or of any other third party required of WAXS or any of its Subsidiaries to consummate the Merger and the transactions contemplated hereby shall have been obtained, except where the failure to obtain any such consent or approval would not have a Material Adverse Effect on WAXS or the Surviving Corporation; provided, however, that the provisions of this Section 7.3(c) shall not be available to CTI if its failure to fulfill any of its obligations pursuant to Section 6.3 shall have been the cause of, or shall have resulted in, the failure to obtain any such consent or approval.

                  (d) Opinion of Counsel to WAXS. CTI shall have received from Long Aldridge & Norman LLP an opinion, dated the Closing Date, in the form attached hereto as Exhibit C.

                  (e)      [INTENTIONALLY OMITTED.]

                  (f) No Injunctions or Restraints; Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise would have a material adverse effect on the business, financial condition or operations of WAXS and its Subsidiaries taken as a whole; provided, however, that the provisions of this Section 7.3(g) shall not be available to CTI if its failure to fulfill its obligations pursuant to
Section 6.3 shall have been the cause of, or shall have resulted in any such order or injunction.


                                  ARTICLE VIII

            POST-CLOSING INDEMNIFICATION; SHAREHOLDER REPRESENTATIVE

         8.1 Remedies. Subject to the terms of this Article VIII, from and after the Effective Time, WAXS shall be indemnified and held harmless from and against any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys' and accountants' fees) suffered or incurred by WAXS, its successors or assigns, and their respective officers, employees, consultants and agents (the "WAXS Protected Parties") (hereinafter "Loss" or "Losses"), as a result of, or with respect to, (i) except as otherwise provided in Section 8.2, any breach or inaccuracy of any representation or warranty of CTI set forth in this Agreement (without regard to any Material Adverse Effect qualification contained in any such representation or warranty, except such qualification contained in the representation and warranty in Section 3.18(a)), whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; (ii) any breach or inaccuracy of any representation or warranty of CTI set forth in the certificates to be provided to WAXS pursuant to Sections 7.2(a) and (b), without regard to the Material Adverse Effect qualification contained in such certificate or the underlying representations or warranties referenced therein (except such qualification contained in the representation and warranty in Section 3.18(a)); (iii) any breach of or noncompliance by CTI prior to the Effective Time with any covenant or agreement of CTI contained in this Agreement; and (iv) any imposition of the suspended $17.6 million fine, or other monetary penalty, imposed in connection with or related to the matter described in item 1 of SCHEDULE 3.6, but only to the extent that such imposition arises out of wrongful acts or omissions of CTI which occur after the effective date of the order referred to in item 1 of SCHEDULE 3.6 and prior to the Closing Date.

         8.2      Indemnity Claims.

                  (a) Survival. The representations and warranties of CTI contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall not be extinguished by the Closing but shall survive the Closing, subject to the limitations set forth in Section 8.2(b) hereof with respect to the time periods within which claims for indemnity must be asserted, and the covenants and agreements of the parties contained herein shall survive without limitation as to time except as may be otherwise specified herein. Notwithstanding the foregoing, none of the representations and warranties of CTI contained in Section 3.16(g) hereof or in the CTI certificate required pursuant to Section 7.2(a) with respect to Section 3.16(g) hereof shall survive the Closing and no WAXS Protected Party shall be entitled to indemnification pursuant to this Article VIII for any breach or alleged breach by CTI of such representations and warranties. No investigation or other examination of CTI by WAXS shall affect the term of survival of any representation or warranty contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith.

                  (b) Time to Assert Claims. All claims for indemnification hereunder shall be asserted no later than one (1) year after the Effective Time provided; however, that if a notice of claim which conforms, in all material respects, as to form and substance with the requirements set forth in Section
8.4 is given pursuant to Section 8.4 prior to such one-year anniversary of the Effective Time, such representation or warranty shall continue indefinitely with respect to the claims in such notice until such claims are resolved pursuant to this Article VIII. Nothing herein shall be deemed to prevent a WAXS Protected Party from making a claim for a Loss hereunder for potential or contingent claims or demands provided the notice of Loss sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the party making the claim has reasonable grounds to believe that such a claim or demand may become actual.

         8.3 Deductible. Notwithstanding any other provision hereof, the WAXS Protected Parties shall make no claim against CTI for indemnification hereunder (except pursuant to Section 8.1(a)(iv)) unless and until the amount of each individual Loss in excess of $150,000 (the "Subdeductible Amount") exceeds $3,000,000 in the aggregate (the "Deductible Amount"), in which event the WAXS Protected Parties may claim indemnification for the amount of such Losses (in each case net of the Subdeductible Amount) in excess of the Deductible Amount.

         8.4 Notice of Claim. A WAXS Protected Party shall notify the Shareholder Representative (as defined in Section 8.7), in writing, of any claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The WAXS Protected Party shall provide to the Shareholder Representative as promptly as practicable thereafter such information and documentation as may be reasonably requested to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the WAXS Protected Party.

         8.5 Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Shareholder Representative may assume the defense or the prosecution thereof by prompt written notice to the WAXS Protected Party, including the employment of counsel or accountants, at its cost and expense. The WAXS Protected Party shall have the right to employ counsel separate from counsel employed by the Shareholder Representative in any such action and to participate therein, but the fees and expenses of such counsel employed by the WAXS Protected Party shall be at its expense. The Shareholder Representative shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld or delayed. The Shareholder Representative shall not agree to a settlement of any claim which provides for any relief, other than the payment of monetary damages, which would have a material precedential impact or effect on the business or financial condition of any WAXS Protected Party without the WAXS Protected Party's prior written consent. Whether or not the Shareholder Representative chooses to so defend or prosecute such claim, the parties hereto shall reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Shareholder Representative shall be subrogated to all rights and remedies of any WAXS Protected Party.

         8.6 Satisfaction of Obligations. Notwithstanding anything else herein or otherwise to the contrary (except as set forth in Section 10.1), (i) the sole remedy of any WAXS Protected Party for any breach by CTI of a representation or warranty of CTI hereunder shall be the right to receive indemnification from CTI pursuant to this Article VIII and (ii) the Escrow Fund shall constitute the WAXS Protected Parties' sole source of recovery for claims for indemnification arising under this Article VIII, and none of CTI, its Subsidiaries or any of their respective officers, directors, employees or shareholders shall have any personal liability whatsoever with respect thereto.

         8.7      Shareholder Representative.

                  (a) Upon approval by the stockholders of CTI of the Merger, this Agreement and the other transactions contemplated hereby, the stockholders of CTI will be deemed to have appointed, as of the Effective Time, Edward S. Soren (the "Shareholder Representative") as their representative under this Agreement and the Escrow Agreement, including for purposes of the indemnification obligations set forth in this Article VIII, and as attorney-in-fact and agent for and on behalf of such CTI stockholders with authority to take any and all actions and make any and all decisions required or permitted to be taken or made by them under this Agreement and the Escrow Agreement (including the settling of claims for indemnity). The Shareholder Representative shall have full power and authority as agent of the CTI stockholders to represent the CTI stockholders, and their successors, heirs, representatives, and assigns with respect to all matters arising under this Agreement and the Escrow Agreement and any other matters concerning the transactions contemplated by this Agreement and the Escrow Agreement after the Closing, and all action taken by the Shareholder Representative shall be binding upon the CTI stockholders and their successors, heirs, representatives and assigns as if expressly confirmed and ratified by each of them.

                  (b) The Shareholder Representative shall act in good faith in undertaking his duties set forth herein. The Shareholder Representative, acting in such capacity, shall not incur any liability with respect to any action or inaction taken by him except those involving his own willful misconduct or gross negligence. The Shareholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice, the Shareholder Representative shall not be liable to anyone, except to the extent such action or inaction involves the Shareholder Representative's own willful misconduct or gross negligence. Nothing set forth in this Section 8.7(b) shall in any way relieve the Shareholder Representative in his capacity as a CTI Stockholder of his obligations under this Article VIII.

                  (c) In the event of the death or permanent disability of the Shareholder Representative or his resignation as the Shareholder Representative, a successor Shareholder Representative shall be appointed by Roger Abbott. Prompt notice of such appointment shall be delivered in writing by Roger Abbott to WAXS and the Escrow Agent.


                                   ARTICLE IX

                          TERMINATION PRIOR TO CLOSING

         9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                  (a)      By mutual written consent of WAXS and CTI;

                  (b) By either WAXS or CTI, if the other party shall have failed to comply in any material respect with any of its material covenants or agreements contained in this Agreement, which failure to so comply has not been cured within thirty (30) days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable efforts and for so long as the breaching party shall be so using its reasonable efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph; and provided, further, that no party shall have the right to terminate this Agreement pursuant to this
Section 9.1(b) if such party is then failing to comply in any material respect with any of its covenants or agreements contained in this Agreement;

                  (c) By either WAXS or CTI, if there has been a breach by the other party of any representations or warranties, which breach has not been cured within thirty (30) days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable efforts and for so long as the breaching party shall be so using reasonable efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph; and provided further, that this provision shall only apply to such breaches which would have a Material Adverse Effect on (i) WAXS (after giving effect to the Merger), (ii) the Surviving Corporation or (iii) WAXS (after giving effect to the Merger) and the Surviving Corporation;

                  (d) By either CTI or WAXS, if the Effective Time shall not have occurred on or before October 31, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and any such action or failure constitutes a breach of this Agreement;

                  (e) By either CTI or WAXS if any governmental entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 6.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to obtain, in accordance with Section 6.3), which, in the case of each of (i) and (ii) is necessary to fulfill the conditions set forth in Section 7.2(f) with respect to WAXS or
Section 7.3(g) with respect to CTI, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of such action or inaction and any such action or failure constitutes a breach of this Agreement; or

                  (f) By WAXS or CTI if the adoption of this Agreement by the stockholders of WAXS or the stockholders of CTI shall not have been obtained by reason of the failure to obtain the required vote of the WAXS or CTI stockholders, in each case, upon the taking of such vote.

         9.2 Effect of Termination. In the event of any termination of this Agreement by either CTI or WAXS, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of WAXS or CTI or their respective officers or directors except with respect to Sections 6.2, 6.5, 6.6, this Section 9.2 and Section 10.7, which provisions shall survive such termination and except that, notwithstanding anything to the contrary contained in this Agreement, neither WAXS nor CTI shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement.

         9.3 Amendment. This Agreement may be amended by CTI and WAXS, by action taken or authorized by their respective Boards of Directors or representatives or authorized officers, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of CTI and WAXS, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or automatic quotations system requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of CTI and WAXS.

         9.4 Extension, Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, representatives or authorized officers, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 Survival of Representations and Warranties and Covenants; Fraud/Misrepresentation. Except as otherwise provided herein, no representation or warranty of any party made in this Agreement or in any certificate delivered by such party pursuant hereto shall survive the Closing. Except as otherwise provided in Section 9.2, all covenants and agreements of the parties hereto shall survive the Closing. Notwithstanding anything in this Agreement to the contrary, nothing contained in Article VIII or in any other provision hereof shall limit, modify or otherwise affect the rights or remedies of WAXS or CTI, at law or in equity, arising prior to the Effective Time or against any person or entity for fraud or intentional misrepresentation.

         10.2 Entire Agreement. This Agreement (including the Schedules and Exhibits), the Escrow Agreement and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

         10.3 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of WAXS, CTI may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity. WAXS may assign its rights and duties hereunder in whole or in part (before or after the Effective Time) to one or more affiliates but if it does so, it shall remain liable for all WAXS' obligations hereunder.

         10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         10.5 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

         10.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

         10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally (including by overnight courier or express mail service) or sent by registered or certified mail, postage or fees prepaid, if to CTI to:

                                    WORLDxCHANGE Communications
                                    9999 Willow Creek Road
                                    San Diego, California 92131
                                    Attention:  Eric Lipoff, Esq.

                  with a copy to:

                                    O'Melveny & Myers LLP
                                    610 Newport Center Drive
                                    17th Floor
                                    Newport Beach, California 92660
                                    Attention:  David A. Krinsky, Esq.


                  if to WAXS to:

                                    World Access, Inc.
                                    945 E. Paces Ferry Road, Suite 2200
                                    Atlanta, Georgia 30326
                                    Attention:  W. Tod Chmar

                           with a copy to:

                                    Long Aldridge & Norman LLP
                                    Suite 5300
                                    303 Peachtree Street
                                    Atlanta, Georgia  30308
                                    Attention: H. Franklin Layson, Esq.


or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

         10.8 Governing Law. This Agreement is executed by Buyer in, and shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         10.9 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and the WAXS Protected Parties and the Seller Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

         10.10 "Including." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

         10.11 Schedules and Exhibits. Each of the Schedules and Exhibits referred to in this Agreement are and shall be incorporated herein and made a part hereof.


                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.


                                 WAXS:

                                 World Access, Inc.

                                 By: /s/ W. Tod Chmar
                                     ------------------------------------------

                                     Name: W. Tod Chmar
                                          -------------------------------------

                                     Title: Executive Vice President
                                           ------------------------------------

                                 MERGER SUB:

                                 CTI Merger Co.

                                 By: /s/ W. Tod Chmar
                                     ------------------------------------------

                                     Name: W. Tod Chmar
                                          -------------------------------------

                                     Title: President
                                           ------------------------------------


                                 CTI:

                                 Communication TeleSystems International d/b/a WORLDxCHANGE Communications

                                 By: /s/ Edward S. Soren
                                     ------------------------------------------

                                     Name: Edward S. Soren
                                          -------------------------------------

                                     Title: Executive Vice President
                                           ------------------------------------